UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANNASYS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

7389
(Primary Standard Industrial Classification Code Number)

88-0367706
(I.R.S. Employer Identification No.)

1350 17th Street, Suite 150, Denver, CO 80202
Telephone (720) 420-1290
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Michael A. Tew, Chief Executive Officer
CannaSys, Inc.
1350 17th Street, Suite 150, Denver, CO 80202
Telephone (720) 420-1290
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:
Terrell W. Smith
Kruse Landa Maycock & Ricks, LLC
136 East South Temple Street, Twenty-First Floor, Salt Lake City, Utah 84111
Telephone: (801) 531-7090

From time to time after the effectiveness of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit(2)(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $0.001 par value	3,187,015	$0.23	$737,794	$74.30

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling stockholder, as defined in the accompanying prospectus.
(2)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices  of $0.23 per share for the issuer's common stock on January 28, 2016, as reported on the OTCQB tier of the OTC Markets Group.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment that specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated January 29, 2016
The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

CANNASYS, INC.
3,187,015 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 3,187,015 shares of the common stock of CannaSys, Inc., a Nevada corporation ("CannaSys"), that may be issued pursuant to the equity purchase agreement that we entered into with Kodiak Capital Group, LLC ("Kodiak Capital"), which we refer to in this prospectus as the "Purchase Agreement." Please refer to the sections of this prospectus entitled "The Equity Purchase Transactions" for a description of the Purchase Agreement and "Selling Stockholder" for additional information regarding the selling stockholder.

We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the selling stockholder. We will, however, receive proceeds from the sale of securities pursuant to our exercise of the put right under the Purchase Agreement.

Kodiak Capital is an "underwriter" within the meaning of the Section 2(a) (11) of the Securities Act of 1933, as amended (the "Securities Act").

The selling stockholder may offer and sell from time to time common stock using this prospectus in transactions:
•	on the OTC Markets or otherwise;
•	at market prices, which may vary during the offering period, or at negotiated prices; and
•	in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, or otherwise.
See "Plan of Distribution" for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to the registration statement that includes this prospectus. The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The selling stockholder will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares. We have agreed to pay the legal, accounting, printing, and other expenses related to the registration of the sale of the shares.

Our common stock is quoted on the OTCQB tier of the OTC Markets under the symbol "MJTK." On January 28, 2016, the last reported sale price of our common stock was $0.23.

An investment in our shares involves certain risks. We urge you to read the "Risk Factors" section beginning on page 6 and the remainder of this prospectus before making an investment decision.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is _______________, 2016.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

We have not authorized any underwriters, brokers, or dealers to make an offer of the securities in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This prospectus summary contains an overview of the information from this prospectus, but may not contain all of the information that is important to you. This prospectus includes specific terms of the offering of our common stock, information about our business, and financial data. We encourage you to read this prospectus, including the "Risk Factors" section beginning on page 6, in its entirety before making an investing decision. You should read this prospectus together with additional information described below under the heading "Where You Can Find Additional Information." As used in this prospectus, the terms "we," "us," and "our" refer to CannaSys, Inc., a corporation organized under the laws of the state of Nevada and our predecessors and subsidiaries, unless the context indicates a different meaning.

CannaSys

We create, develop, and commercialize innovative solutions for the expanding medical and recreational cannabis community. Our solutions enhance customer service and provider efficiency, including customer loyalty software applications; create producer and retailer opportunities through the distribution of our own retail brands; and assist with marketing and branding for product companies. We do not grow, distribute, or sell cannabis.

We believe there is a trend toward legalizing medical and recreational use of cannabis. As additional states across the nation legalize medical or recreational use and develop regulatory schemes, we believe a commercial cannabis industry will be established. We seek to apply and exploit our knowledge and experience to introduce products for this emerging industry, which continues to encounter resistance from many traditional, integral service providers of loyalty programs, payment methods, wholesale supply, supply management and delivery, and similar items. We believe the resistance or reluctance of others to enter the cannabis industry provides, at least temporarily, a commercial opportunity for us.

Our products serve both medical and recreational growers, dispensers, and customers. Our product development and introduction are focused in Colorado, where both medical and recreational cannabis is permitted under a developing regulatory regime. Our products are also being marketed in Washington (medical and recreational) and California (medical only). We are preparing for future expansion as cannabis for medical or recreational use becomes legalized and regulated in additional states that have ongoing public dialogue and regulatory or legislative consideration regarding legalization, such as California, Alaska, Nevada, Oregon, the District of Columbia, and others. Residents of Oregon, Alaska, and the District of Columbia have voted to legalize recreational marijuana use for adults. We believe that this movement toward legalization of recreational cannabis will continue and may accelerate. In the next 12 months, we are considering operating only in Colorado, California (medical only), Washington, and possibly Oregon, since the Oregon voters recently approved legalization with the Oregon Liquor Control Commission tasked with regulating sales of marijuana.

Principal Products

Since inception, we have developed, refined, and introduced into the cannabis industry the following principal products:

•	BumpUp Rewards is an affiliate-based membership rewards loyalty program designed specifically for the cannabis industry that:
o	allows for strong social media ties and an electronic solution for providing gifts, points, and discounts to friends and family;
o
includes an internal control mechanism designed to enhance compliance with the regulatory requirements applicable to individual retail outlets and customers based on applicable state licensing information and customers' locations; and

o
enables retailers the ability to gain new customers through gifts, retain customers through the affiliate and store-specific points program, and tailor specials and free advertising via the BumpUp Rewards program to an increasingly significant customer marketplace.

We license our customers to use this product and provide updates in consideration of the payment of monthly fees.

•
BumpUp Rewards White-Label Applications is a joint software development and marketing effort with National Concessions Group, Inc., the organization responsible for marketing and branding a cannabis product brand called O.penVAPE. Our product is an advanced version of our BumpUp Rewards application intended to incentivize product and corporate sales organizations through a proprietary points system.

•
CannaLIMS is a laboratory management information system product focused solely on the cannabis marketplace to assist cannabis laboratories in meeting multiple state and local level regulatory reporting requirements. We license our customers to use this product and provide updates in consideration of the payment of monthly fees.

Strategic Relationships

To support marketing and delivery of our principal products that we developed as noted above and to access other products and services, we are expanding a network of strategic alliances within the industry to build an array of product and service offerings and to increase use of our distribution channels. Our active strategic relationships, most of which were only recently initiated, include the following:

•
Mile High Brands, Inc.—Under a November 2015 agreement, we acquired 49% of the issued and outstanding common shares of Mile High Brands, Inc., and agreed to form a new joint venture, of which we will own a 51% interest and have control, that will seek to commercialize celebrity endorsements and product companies that wish to access the cannabis marketplace.

•
National Concessions Group, Inc.—Under our December 2015 technology development and joint marketing agreement, we are developing a loyalty product focused on retail brands in the cannabis industry and will jointly market this application to other product manufacturers in the cannabis industry.

•
LuvBuds, LLC—In December 2015, we acquired 70% of LuvBuds, LLC, which uses its "LuvBuds" brand name to develop and sell novelties for the cannabis industry in both retail consignment kiosks and through online retail and wholesale channels in Colorado.

•
KiwiTech, LLC—In December 2015, we entered into an agreement with KiwiTech, LLC, to expand, support, and further develop our software products and web and mobile applications. KiwiTech is a unique business incubator providing a combination of mobile technology development solutions and active investment into new and exciting technologies.

•
Duby, LLC—Beginning with a small a minority interest acquired in December 2015 in Duby, LLC, which has developed a social media application focused on cannabis consumers, we are continuing negotiations for joint marketing and promotion of our respective products.

•
Green Capital Ventures, Inc.—Under a November 2015 joint marketing and distribution arrangement, we intend to seek commercial partnerships for the Gridiron Cannabis Coalition, an organization dedicated to the advancement of medicinal cannabis as a treatment for brain disease and bodily injuries resulting from playing professional sports. The principals of Green Capital founded the Gridiron Cannabis Coalition.

•
PhytaTech Labs—We have agreed to jointly develop software for a laboratory information management system targeted for cannabis testing facilities and laboratories, based on an early version of our CannaLIMS product.

Business Strategy

Our primary business objectives are to generate stable revenues and cash flows through the development of vertically integrated distribution centers and to collect and monetize cannabis consumer data. We intend to accomplish these objectives by executing the following key strategies:

•
Develop and market customer loyalty platforms. Expand our marketing relationships to distribute our BumpUp Rewards loyalty platform as a service. We believe customer loyalty is just beginning to take shape in the cannabis industry as it becomes more competitive. Our software loyalty platform, BumpUp Rewards, is currently generating recurring revenues through its sales to retail dispensaries within the cannabis industry.

•
Rapidly expand our retail brand presence. Generate substantial growth in revenues in LuvBuds and our other branded products through strategic marketing and other initiatives, including the opening of online retail sales channels.

•
Distribute products into new states. Expand distribution of our core products and services into new regulated cannabis markets as the trend to legalize medicinal and recreational cannabis use continues.

•
Pursue growth. Pursue opportunities to expand our business by completing strategic acquisitions, establishing new strategic alliances with others, executing internally generated expansion projects, and increasing the use of our existing assets.

Our Address

Our principal executive offices are located at 1350 17th Street, Suite 150, Denver, CO 80202, and our telephone number is (720) 420-1290.

The Offering

This prospectus relates to the offer and sale of up to 3,187,015 shares of our common stock by the selling stockholder.

Kodiak Capital, the selling stockholder under this prospectus, is offering for sale up to 3,187,015 shares of our common stock. On December 15, 2015, we entered into the Purchase Agreement with Kodiak Capital, pursuant to which it agreed to purchase from us up to $1 million in shares of our common stock from time to time until December 31, 2016. Also on December 15, 2015, we entered into a Registration Rights Agreement with Kodiak Capital, pursuant to which we have filed with the U.S. Securities and Exchange Commission (the "SEC") the registration statement that includes this prospectus to register for resale under the Securities Act the shares that may be issued to Kodiak Capital under the Purchase Agreement. In consideration for entering into the Purchase Agreement, we issued to Kodiak Capital a commitment note having a principal amount of $50,000, which is payable on or before July 11, 2016. Kodiak Capital is entitled any time after May 15, 2016, subject to the provisions of the note, to convert all or a portion of the principal of the commitment note into shares of our common stock at the conversion price of 50% of the current market price (as defined in the commitment note).

We do not have the right to commence any sales to Kodiak Capital under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter, we may, from time to time and at our sole discretion, direct Kodiak Capital to purchase shares of our common stock, but we would be unable to sell shares to it if that purchase would result in its respective beneficial ownership equaling more than 9.99% of our outstanding common stock. Except as described in this prospectus, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Kodiak Capital. The purchase price of the shares that may be sold to Kodiak Capital under the Purchase Agreement will be equal to 70% of the lowest daily volume-weighted average price of the common stock for the five consecutive trading days immediately following our delivery of a put notice to Kodiak Capital to purchase the shares. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty, or cost upon prior written notice. Kodiak Capital may not assign or transfer its rights and obligations under the Purchase Agreement.

As of January 28, 2016, there were 21,476,045 shares of our common stock issued and outstanding, of which 9,561,045 shares were held by nonaffiliates. The Purchase Agreement provides that we may sell up to $1 million in shares of our common stock to Kodiak Capital and 3,187,015 shares of our common stock are being offered under this prospectus. If all of the 3,187,015 shares offered by Kodiak Capital under this prospectus were issued and outstanding as of January 28, 2016, such shares would represent 12.9% of the total number of shares of our common stock outstanding and 25% of the total number of outstanding shares held by nonaffiliates, in each case as of January 28, 2016. If we elect to issue and sell more than the 3,187,015 shares offered under this prospectus to Kodiak Capital, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Kodiak Capital is dependent upon the number of shares we sell to it under the Purchase Agreement.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Kodiak Capital.

Securities Offered

Common stock offered by the selling stockholder:	Up to 3,187,015 shares that we may sell to Kodiak Capital under the Purchase Agreement

Common stock outstanding before the offering:	21,476,045 shares

Common stock to be outstanding after giving effect to the total issuance of 3,187,015 shares to Kodiak Capital under the Purchase Agreement registered hereunder:	24,663,060 shares

Shares issuable upon exercise of outstanding options and warrants:
The total number of shares of our common stock outstanding before the offering and to be outstanding after giving effect to the total issuance of 3,187,015 shares to Kodiak Capital under the Purchase Agreement registered hereunder, excludes an aggregate of 20,987,775 shares of common stock reserved for issuance on the exercise of outstanding warrants, the conversion of outstanding notes, and the issuance of stock pursuant to commitments to strategic partners.

Use of proceeds:
We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder in this offering. However, we may receive up to $1 million from sales of shares to Kodiak Capital under the Purchase Agreement. Any proceeds that we receive from sales to Kodiak Capital under the Purchase Agreement will be used to further develop our products, reduce current liabilities, and fund general corporate purposes. See "Use of Proceeds."

Risk factors:	This investment involves a high degree of risk. See "Risk Factors" for a discussion of factors you should consider carefully before making an investment decision.

OTC Markets (OTCQB) symbol:	MJTK

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information about these risks contained in this prospectus, as well as the other information contained in this prospectus generally, before deciding to buy our securities. Any of the risks we describe below could adversely affect our business, financial condition, operating results, or prospects. The market prices for our securities could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

Risks Related to our Business

We are dependent on our banking and merchant relationships.

We are dependent on the banking industry to support the financial functions of our products and services. Similarly, important components of our products and services depend on merchant accounts and relationships, which in turn depend on banking functions. Federal and federally insured state banks currently do not serve the cannabis industry on the stated ground that growing and selling cannabis is illegal under federal law. We cannot assure that our strategies and techniques for designing our products and services to operate effectively and efficiently will not be adversely impacted by the continuing refusal of banks to serve the cannabis industry. A change in banking regulations or a change in the position of the banking industry to permit banks to serve the cannabis industry may increase competition for us, facilitate new entrants into the industry offering products or services similar to those that we offer, or otherwise adversely affect our results of operations.

We have recently established strategic alliances that we may be unable to integrate into a cohesive and effective business.

We have recently established several strategic alliances with other firms that we believe have developed, or have the potential to develop, complementary products and services. We have not yet had sufficient time or experience to integrate these components into a cohesive and effective business, and we may be unable to do so. Our efforts may be further complicated by additional relationships not now identified. We have now abandoned or deemphasized earlier strategic relationships and may determine to abandon or deemphasize one or more of the strategic relationships we now believe to be important; in which case, we may be unable to recover related costs previously incurred.

The conduct of third parties may jeopardize our business or legal compliance.

We cannot assure that our systems, protocols, and practices will prevent unauthorized or illegal activities by customers or retailers with whom or which we do business. Our success will depend on our ability to operate consistent with the regulatory and licensing requirements of each state in which we provide products and services, which in turn may depend on our ability to determine the residences of our customers, the licenses held by retailers with which we do business, and the compliance by our customers and retailers with the regulations applicable to them. We cannot assure that the conduct of third parties will not place our legal status or business in jeopardy and, therefore, expose us to legal sanctions and costs, which would adversely affect our results of operations.

Our proprietary data systems may be compromised by hackers.

BumpUp Rewards, CannaLIMS, and CannaTrade, as well as other products and services that we may develop in the future, will be based on proprietary software and customer-specific data that we protect by routine measures such as password protection, confidentiality and nondisclosure agreements with employees, and similar measures. Any unauthorized access to our software or data could materially disrupt our business and result in financial loss and damages to our business reputation.

Our operations would be adversely affected if we operate in states with undefined regulatory oversight or if regulations change.

We are exposed to regulatory uncertainties resulting from significant differences between the regulatory regimes of various states and uncertainties in states with undefined regulatory regimes. Regulations have only recently been adopted and are likely to change, perhaps becoming more restrictive, as states gather regulatory experience. There is little interpretative guidance or staff experience at state regulatory agencies to provide operating guidance. We conduct business exclusively in states that have enacted formal regulatory regimes and codified laws and ordinances in which licensed cannabis-related businesses are allowed to operate. However, we cannot assure that we, or our customers, will be able to ascertain or comply with all applicable requirements.

Because each state and local jurisdiction may have significant differences in its cannabis-related laws and regulations, we cannot assure that even with the advice of legal counsel familiar with the cannabis laws and regulatory program of a particular state, we will be able to comply with applicable laws and regulations.

Any change in the federal government's enforcement of current federal laws could cause significant financial damage to us. We expect that the disparity between federal and state cannabis legalization and regulation will continue. While we do not intend to harvest, distribute, or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal or state governments.

Differences and uncertainties in various state and local laws and ordinances may adversely affect our ability to comply with the laws of each jurisdiction in which we may do business.

We cannot ensure that our systems, protocols, and practices will be timely updated and modified to ensure compliance with the various, diverse, and ever-changing laws and regulatory schemes of the various states and local principalities in which we intend to operate, and failure to do so would materially and adversely affect our financial results and business operations and reputation.

New laws and regulations may be passed that would outlaw our activities.

Due to the rapidly changing rules and regulations in various markets, it is possible that our BumpUp Rewards or CannaLIMS activities could be outlawed in one or more markets or that federal guidelines could be issued that would have a material effect on our strategy and offerings. In addition, it is possible that the U.S. Department of Justice will decide to pursue enforcement actions against producers, sellers, and any person providing ancillary services within the cannabis industry.

The apparent current growing public opinion in support of legalization may turn in support of criminalization.

While public polls continue to trend in support of legalization and decriminalization throughout the country, we cannot guarantee that this trend will continue and that the support will not wane among the public.

We are a development-stage company with limited revenues.

We are a development-stage company with limited revenue and do not expect to generate significant revenue unless and until our product portfolio, or part of it, is commercialized. We do not anticipate launching any new products into the market until the first half of 2016, at the earliest. We will need to raise additional capital to fund our operations, and we cannot assure that we will be successful in doing so.

We have received a going concern opinion from our auditors.

We have an accumulated deficit and have had negative cash flows from our operations. Accordingly, we have received a report from our independent auditors in connection with our audited financial statements that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding from external sources on terms attractive to us.

Our future success is largely dependent on our current management.

Our business was built by the vision, dedication, and expertise of our founders Brandon C. Jennewine and Daniel J. Rogers, and our chief executive officer, Michael Tew, is responsible for our day-to-day operations and creative development. Our success is dependent upon the continued efforts of these people. If it became necessary to replace them, it is unlikely new management could be found that would have the same level of knowledge and dedication to our success. The loss of the services of these professionals, especially in the development of future proprietary software, patents, or applications, would adversely affect our business.

Our growth strategy may not be successful.

We intend to expand our operations and marketing base, in large part by establishing and expanding strategic alliances. Our operations are subject to all of the risks inherent in the growth of a new business enterprise, particularly one that operates in an emerging and highly competitive industry. The timing and related expenses of expansion may cause our revenues, if any, to fluctuate. The likelihood of our success must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business and the reliance on strategic alliances with others, including uncertainty as to implementation of our strategies and capabilities, market acceptance of our products and services, our operating and marketing methods, expenses, and competition. We may not be successful in our proposed expanded business activities.

We are operating in developing markets, and our products may not be accepted in these markets.

We have conducted limited marketing activities to date. Thus, we have relatively little information on which to estimate our levels of sales, the amount of revenue we will generate, and our operating and other expenses. We cannot assure that we will be successful in our efforts to directly market our products or to develop markets in the manner we contemplate.

There are economic and general risks relating to business.

The success of our activities is subject to risks inherent in business generally, including demand for products and services, general economic conditions, changes in taxes and tax laws, and changes in governmental regulations and policies.

Our industry is subject to rapid technological changes that, if we are unable to match or surpass, will adversely affect our competitive position.

Because of the rapid technological development that regularly occurs in the financial payment industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings. These efforts and expenditures are necessary to establish market share and, ultimately, to generate revenues. If another company offers better products or technologies, a competitive position or market window opportunity may be lost, and therefore, our revenues or revenue potential may be adversely affected.

Our competitive position, business, and prospects will be impaired if our intellectual property rights do not provide us with the anticipated market protection.

We will rely on our proprietary intellectual property rights to support our competitive position and protect us from unauthorized use of our intellectual property. We believe that our intellectual property rights are valid, enforceable, and valuable. However, third parties may make claims of invalidity respecting our proprietary software and intellectual property, and such claims could give rise to material costs for defense and divert resources away from our other activities. Our proprietary intellectual property is not protected by patents. If we determine to seek and ultimately obtain patents and our patents or patent applications are shown not to be as broad as currently believed or are otherwise challenged such that some or all of the protection is lost, we may suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. As a result, there would likely be an adverse impact on our business prospects.

We are subject to outside influences beyond our control, including new legislation, that could adversely affect our licensing and implementation activities and have an adverse impact on the execution of our business plan or associated intellectual properties.

Our licensing and implementation activities are subject to numerous risks from outside influences, including new legislation, regulations, and rules related to obtaining or enforcing patents. As an example, the legalization of the right to grow, harvest, and sell cannabis and cannabis-related products is recent, and it is uncertain as to how the industry that is developing around this new legislation will ultimately evolve. If our product offerings are not properly positioned for this developing industry, it could have an adverse impact on our future financial position and hinder our ability to execute our business plan.

Risks Related to our Common Stock

Any investment in our shares is considered to be a high-risk investment and is subject to restrictions on marketability because our common stock is considered a "penny stock."

Our common stock trades on the OTCQB securities market under the symbol "MJTK." The OTCQB is a decentralized market regulated by the Financial Industry Regulatory Authority in which securities are traded via an electronic quotation system that serves more than 3,000 companies, but provides significantly less liquidity than national market systems such as the NYSE MKT. On the OTCQB, securities are traded by a network of brokers or dealers that carry inventories of securities to facilitate the buy and sell orders of investors, rather than providing the order matchmaking service seen in specialist exchanges. OTCQB securities include national, regional, and foreign equity issues. Companies traded on the OTCQB must be current in their reports filed with the SEC and other regulatory authorities.

Our common stock is subject to Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), which imposes certain sales practice requirements on broker-dealers that sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction before the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and the ability of our stockholders to sell their shares of common stock.

Additionally, our common stock is subject to the SEC regulations for "penny stock." Penny stock includes any equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that before any nonexempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements disclosing recent price information for the penny stock and information of the limited market for penny stocks be sent to holders of penny stock. These requirements adversely affect the market liquidity of our common stock.

Our indemnification of our directors and officers may limit the rights of our stockholders.

While our board of directors and officers are generally accountable to our stockholders and us, the liability of our directors and officers to all parties is limited in certain respects under applicable state law and our articles of incorporation and bylaws, as in effect. Further, we have agreed or may agree to indemnify our directors and officers against liabilities not attributable to certain limited circumstances. This limitation of liability and indemnity may limit rights that our stockholders would otherwise have to seek redress against our directors and officers.

Shareholders may suffer substantial dilution related to issued stock options and warrants, convertible notes, and stock grants.

As of January 28, 2016, we had a number of agreements or obligations for the possible issuance of common stock that may result in dilution to investors. These include:

•	250,000 shares reserved for issuance under a stock grant;

•	4,837,000 shares reserved for issuance upon the exercise of warrants; and

•	15,900,775 shares reserved for issuance under our outstanding convertible notes with a weighted average conversion price of $0.52 per share.

Additionally, the sale, or even the possibility of the sale, of the shares of common stock underlying these commitments could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

Our shares of common stock are thinly traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock is traded in very low volumes, reflecting the fact that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or nonexistent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure stockholders that a broader or more active public trading market for our common shares will develop or be sustained or that current trading levels will be sustained. We cannot control or materially affect the trading market in our stock.

We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, our stockholders' ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future even if we generate a profit. Consequently, our stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Our stockholders may not recoup all or any portion of their investment upon our dissolution.

In the event of a liquidation, dissolution, or winding-up of our company, whether voluntary or involuntary, our net remaining proceeds and/or assets, after paying all of our debts and liabilities, will be distributed to the holders of common stock on a pro-rata basis. We cannot assure that we will have available assets to pay to the holders of common stock any amounts upon such a liquidation, dissolution, or winding-up of our company. In this event, our stockholders could lose some or all of their investment.

The sale of our common stock to Kodiak Capital may cause dilution, and the sale of the shares of common stock acquired by Kodiak Capital, or the perception that such sales may occur, could cause the price of our common stock to fall.

On December 15, 2015, we entered into the Purchase Agreement with Kodiak Capital, pursuant to which it committed to purchase up to $1 million of our common stock. We may put shares pursuant to the Purchase Agreement to Kodiak Capital at our discretion, commencing after the SEC has declared effective the registration statement that includes this prospectus, until December 31, 2016. We generally have the right to control the timing and amount of any sales of our shares to Kodiak Capital, except that, pursuant to the terms of the Purchase Agreement, we would be unable to sell shares to Kodiak Capital if such purchase would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock. After Kodiak Capital has acquired our shares, it may sell all, some, or none of those shares. Therefore, sales to Kodiak Capital by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Kodiak Capital, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish.

In addition, the per-share purchase price for these shares will fluctuate based on the price of our common stock and will be equal to 70% of the lowest daily volume-weighted average price of our common stock for the five consecutive trading days immediately following our delivery of a put notice to Kodiak Capital to purchase the shares. Depending on market liquidity at the time, sales of these shares may cause the trading price of our common stock to fall.

Kodiak Capital will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Kodiak Capital pursuant to the Purchase Agreement will be purchased at a 30% discount to the lowest daily volume-weighted average price of the common stock for the five consecutive trading days immediately following our delivery of a put notice to Kodiak Capital to purchase the shares. Kodiak Capital has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak Capital sells the shares, the price of our common stock could decrease. If our stock price decreases, Kodiak Capital may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words  "believe," "may," "could," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar words and expressions. Statements that describe our future strategic goals, plans, objectives, and predictions are also forward-looking statements. Any forward-looking statements, including those regarding our or our management's current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results or events and involve risks and uncertainties, such as those discussed in this prospectus.

The forward-looking statements are based on present circumstances and on our predictions respecting events that have not occurred, that may not occur, or that may occur with different consequences from those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed in this prospectus. These cautionary statements are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. Any forward-looking statements are made only as of the date of this prospectus, and we assume no obligation to update forward-looking statements to reflect subsequent events or circumstances.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The following table sets forth the range of low and high bid quotations for our common stock for the each of the periods indicated as reported and summarized by the OTCQB. These prices are based on interdealer quotations, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions:

	Low	High
2016:
First Quarter (through January 28)	$0.23	$0.40

2015:
Fourth Quarter	0.26	0.40
Third Quarter	0.23	0.40
Second Quarter	1.00	1.65
First Quarter	1.50	2.00

2014:
Fourth Quarter	2.00	6.00
Third Quarter	1.50	8.50
Second Quarter	1.08	1.09
First Quarter	1.75	1.85

On January 28, 2016, the closing price per share of our common stock on the OTCQB was $0.23. As of January 28, 2016, we had approximately 64 stockholders of record of our common stock and 21,476,045 shares of our common stock issued and outstanding.

Holders of shares of common stock are entitled to share pro rata in dividends and distributions respecting the common stock when, as, and if declared by the board of directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future revenues, capital requirements, overall financial condition, and such other factors as our board of directors deems relevant.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds upon the sale of shares by the selling stockholder in this offering. However, we may receive gross proceeds of up to $1 million under the Purchase Agreement with Kodiak Capital, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Kodiak Capital under this agreement. See "Plan of Distribution" on page 43 in this prospectus for more information.

We currently expect to use the net proceeds from the sale of shares to Kodiak Capital under the Purchase Agreement to further develop our products, reduce current liabilities, and fund other general corporate purposes. We will have broad discretion in determining how we will allocate the proceeds from any sales to Kodiak Capital.

Even if we sell $1 million in shares of our common stock to Kodiak Capital pursuant to the Purchase Agreement, we will need to obtain additional financing in the future in order to fully fund all of our planned activities. We may seek additional capital in the private and public equity or debt markets, pursue business development activities and business combinations to continue and expand our operations, respond to competitive pressures, develop new products and services, and to support new strategic partnerships. We are evaluating additional equity financing opportunities on an ongoing basis and may execute them when appropriate. However, we cannot assure that we can consummate such a transaction, or consummate a transaction at favorable pricing.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2015, without giving effect to any changes subsequent to such date, and as adjusted to reflect the subsequent sale of 3,187,015 shares to the selling stockholder. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus:

	Before Offering	After Offering

Long-term debt	$ --	$ --

Stockholders' Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized,
no shares outstanding	--	--
Common stock, $0.001 par value, 75,000,000 shares authorized,
11,298,405 and 23,420,352 shares issued and
outstanding, respectively	11,299	14,485

Additional paid-in capital	2,538,519	3,273,126
Retained earnings (deficit)	(2,623,095)	(2,623,095)
Total capitalization	$ (73,277)	$ 664,516

The number of outstanding shares shown above excludes an aggregate of 20,987,775 shares that may be issued on the exercise of warrants, vesting of a stock grant, and conversion of notes, outstanding as of January 28, 2016.

DILUTION

Our net tangible book deficit on September 30, 2015, not adjusted to reflect any changes in our financial condition since that date, was $278,277 or approximately $0.025 per share. "Net tangible book deficit" is total assets minus the sum of liabilities and intangible assets. "Net tangible book deficit per share" is net tangible book deficit divided by the total number of shares outstanding before the offering.

The following table illustrates the dilution, or the difference between the offering price per share, assuming an offering price of $0.23, the closing trading price on January 28, 2016, and the adjusted net tangible book deficit per share as of September 30, 2015, as adjusted to reflect the receipt of net proceeds from the sale of shares to Kodak Capital, but to no other events subsequent to September 30, 2015:

Trading price on January 28, 2016		$0.230
Net tangible book deficit per share as of September 30, 2015	$(0.025)
Benefit to existing stockholders attributable to sale of stock to Kodiak Capital	0.071
Pro forma net tangible book per share after the offering		0.046
Dilution per share to purchasers in this offering		$0.184

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

We create, develop, and commercialize innovative solutions for the expanding medical and recreational cannabis community. Our solutions enhance customer service and provider efficiency, including customer loyalty software applications; create producer and retailer opportunities through the distribution of our own retail brands; and assist with marketing and branding for product companies. We do not grow, distribute, or sell cannabis.

We began our cannabis industry activity with the organization of a predecessor privately held entity in late 2013 to create, develop, and commercialize innovative solutions to solve customer service and provider problems, create producer and retailer opportunities, build retail customer loyalty, and streamline the connections among the producer, seller, and consumer/patient segments for the growing medical and recreational cannabis community. Since organization, we have focused on raising capital, creating new products, building marketing and distribution capability and channels, and pursuing complementary strategic alliances and acquisitions.

In August 2014, Cannasys, Inc., then called Thermal Tennis, Inc., acquired our predecessor engaged in cannabis industry-related activities as noted above in a transaction recognized as a reverse acquisition of the company by the predecessor private company. This discussion relates to the financial statements of the privately held predecessor entity for all periods before the reverse acquisition.

Results of Operations

Comparison of the Years Ended December 31, 2014 and 2013

Sales Revenue. Revenue for the year ended December 31, 2014, was $6,538. Because our inception was October 4, 2013, we had no revenues in 2013.

Cost of Goods Sold. Cost of goods sold for the year ended December 31, 2014, was $12,006. Because our inception was October 4, 2013, we had no cost of goods sold in 2013.

Operating Expenses. Compensation expense was $1,012,500 for the year ended December 31, 2014. Compensation expenses reflect stock-based bonus compensation. Because our inception was October 4, 2013, there was no compensation expense in 2013.

Professional fees were $130,642 for the year ended December 31, 2014. Professional fees reflect legal, accounting, and administration fees incurred in 2014 directly related to the merger in 2014 and SEC filing requirements.

Salary and wage expense was $274,057 for the year ended December 31, 2014. Because our inception was October 4, 2013, there was no salary and wage expense in 2013.

General and administrative expense was $125,132 and $32,493 for the years ended December 31, 2014 and 2013, respectively. General and administrative expense increased as a result of normal operating activities for the full year.

Research and development expense was $178,538. Because our inception was October 4, 2013, there was no research and development expense in 2013.

Comparison of the Nine Months Ended September 30, 2015 and 2014

Sales Revenue. Revenue for the nine months ended September 30, 2015, was $76,404, compared to $1,627 for the nine months ended September 30, 2014. In the prior year period, we began to recognize revenue in July 2014. In the current year period, our revenue has been generated through a combination of software development and consulting services.

Cost of Goods Sold. Cost of goods sold for the nine months ended September 30, 2015, was $10,018, compared to $8,874 for the nine months ended September 30, 2014. The increase is in conjunction with our increase in revenue.

Operating Expenses. Professional fees were $155,827 for the nine months ended September 30, 2015, compared to $61,314 for the nine months ended September 30, 2014. Professional fees reflect legal, accounting, and administration fees incurred related mostly to the SEC filing requirements.

Salary and wage expense was $572,151 for the nine months ended September 30, 2015, compared to $1,148,747 for the nine months ended September 30, 2014. Prior-year period's compensation expense consisted of stock-based compensation of $1,012,500, compared to stock-based compensation of $182,000 in the current period. Not considering the stock-based compensation, regular wage expense has increased in the current period.

General and administrative expense was $200,585 for nine months ended September 30, 2015, compared to $227,560 for the nine months ended September 30, 2014.

Liquidity and Capital Resources

At September 30, 2015, our principal source of liquidity consisted of $19,381 of cash, as compared to $525,720 of cash at December 31, 2014. In addition, our stockholders' deficit was $73,277 at September 30, 2015, compared to stockholders' equity of $499,738 at December 31, 2014, an increase in the deficit of $573,015.

Our operations used cash of $706,339 during the nine months ended September 30, 2015, as compared to using $388,560 in operating activities during the nine months ended September 30, 2014.

Financing activities provided cash of $200,000 during the nine months ended September 30, 2015, compared to $952,000 during the nine months ended September 30, 2014.

Our current business expenses average approximately $50,000 per month, excluding capital expenditures specific to new product launches. We continue to focus on reducing our monthly business expenses through cost reductions and operational streamlining. Currently, we do not have enough cash on hand to sustain our business operations and, alongside expected revenue, we expect to access external capital resources in the near future. At the moment, we are seeing increased adoption across our business lines, but we cannot guarantee this will continue.

We anticipate accessing the capital markets through our agreement with Kodiak Capital and other potential sources in order to fund future research and development, as well as expand product offerings to include future versions of products and possible acquisitions of ancillary products and services. We have budgeted $910,000 for capital expenditures and other costs during the next 12 months, consisting of $200,000 for enhanced software development in the coming six months, $200,000 for strategic relationships and acquisitions, $400,000 for debt retirement, $15,000 in remaining license fees under our license agreement with Loyl.Me, $50,000 for marketing efforts, $50,000 for legal expenses, and $85,000 for marketing and distribution expenses. We anticipate that we will fund these costs from proceeds from projected revenues, as well as from the sale of common stock to Kodiak Capital and other potential sources. It is possible that additional external cash will be required during the next 12 months, particularly if we seek to develop new products, need to fund new strategic relationships, or enter new markets not now anticipated or if projected revenues are not realized.

Our efforts are focused on increasing revenue while we explore external funding alternatives as our current cash is insufficient to fund operations for the next 12 months. Although our independent auditors have expressed substantial doubt about our ability to continue as a going concern, we feel that our revenue potential is sufficient for our business to continue as a going concern. However, in order to expand our product offerings, we expect that we will require additional investments and revenue.

As we continue to develop new products and identify specific commercialization opportunities, we will focus on those product markets and opportunities for which we might be able to get external funding through joint venture agreements, strategic partnerships, or other direct investments.

Going Concern

Our interim unaudited financial statements have been prepared on the going concern basis, which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the interim unaudited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we not be unable to continue as a going concern.

Off Balance Sheet Arrangements

As of December 31, 2014, there were no off balance sheet arrangements.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States (GAAP), with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations when such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see the notes to our December 31, 2014, consolidated financial statements. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. We cannot assure that actual results will not differ from those estimates.

Stock-based Compensation

We account for equity-based transactions with nonemployees under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic No. 505-50, Equity-Based Payments to Non-Employees ("ASC 505-50"). ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

We account for employee stock-based compensation in accordance with the guidance of FASB ASC Topic No. 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Revenue Recognition

We follow paragraph FASB ASC Topic No. 605-10-S99-1 for revenue recognition. We will recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the product has been shipped or the services have been rendered to the customer; (iii) the sales price is fixed or determinable; and (iv) collectability is reasonably assured.

Income Taxes

We follow FASB ASC Topic No. 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income and comprehensive income in the period that includes the enactment date.

We adopted FASB ASC Topic No. 740-10-25, Accounting for Uncertainty in Income Taxes. ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Recently Issued Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (ASU) 2014-15—Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. Currently, there is no guidance in GAAP about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern or to provide related footnote disclosures. The amendments in this ASU provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity's ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments: (1) provide a definition of the term substantial doubt; (2) require an evaluation every reporting period including interim periods; (3) provide principles for considering the mitigating effect of management's plans; (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management's plans; (5) require an express statement and other disclosures when substantial doubt is not alleviated; and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted.

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

BUSINESS

Overview

Our founders Brandon C. Jennewine and Daniel J. Rogers organized our predecessor in 2013 to create, develop, and commercialize innovative solutions to solve customer service and provider problems; create producer and retailer opportunities; build retail customer loyalty; and streamline the connections among the producer, seller, and consumer/patient segments for the growing medical and recreational cannabis community. Our founders had four years' experience in the medical cannabis dispensary business in Colorado between 2009 and 2013. We create and develop tools and resources to serve this industry, but do not grow, distribute, or sell cannabis. We believe there is a trend toward legalizing medical and recreational use of cannabis. As additional states legalize medical or recreational use across the nation and as these states develop regulatory schemes, we believe a commercial cannabis industry will be established. As previous retail dispensers, our founders sought to apply and exploit their knowledge and experience to introduce non-cannabis products to support this emerging industry, which continues to encounter resistance from many traditional integral service providers of loyalty programs, payment methods, wholesale supply organization, supply management and delivery, and similar items. We believe the resistance or reluctance of others to enter the cannabis industry provides at least temporarily a commercial opportunity for us.

Our products serve both medical and recreational growers, dispensers, and customers. Our product development and introduction is focused on Colorado, where both medical and recreational cannabis is permitted under a developing regulatory regime. Our products are also being marketed in Washington (medical and recreational), and we are preparing for future expansion as cannabis for medical or recreational use becomes legalized and regulated in additional states that have ongoing public dialogue and regulatory or legislative consideration regarding legalization, such as California, Alaska, Nevada, Oregon, the District of Columbia, and others. Residents of Oregon, Alaska, and the District of Columbia voted to legalize recreational marijuana use for adults in the recent election. We believe that this movement toward legalization of recreational cannabis will continue and may accelerate. In the next 12 months, we are considering operating in only Colorado, Washington, California (medical only), and possibly Oregon, since the Oregon voters recently approved legalization with the Oregon Liquor Control Commission tasked with regulating sales of marijuana.

Our principal activities to date have been the following:

•	Raising Capital. We have been focused primarily on raising capital to finance our operations and software research and development.

•	Creating New Products. We have developed new software products, including BumpUp Rewards and CannaLIMS, a laboratory information management systems product.

•	Marketing and Distribution. We have selectively marketed our core software products to the cannabis industry.

•
Strategic Relationships. We have focused on establishing complementary strategic relationships and selecting acquisitions in order to facilitate new and complementary product development and distribution.

The availability, functionality, and payment options of our products are tailored, based on state and local laws and regulations. In June 2015, we began marketing and licensing our CannaLIMS software product, and in July 2015 we began marketing and licensing our BumpUp Reward software product. Both software products are centrally hosted and accessed by the client through web browsers and mobile applications.

We believe legal compliance is important in this industry in which we serve directly regulated growers, distributors, retailers, and customers. We check the state licensure status of producers and retailers, regularly monitor disciplinary actions, and routinely update our compliance database. We will stop doing business with firms that are not properly licensed. Our operating systems integrate regulatory compliance and operational accounting. We have in place standard contracts with a verified legal signing authority for our counterparties, as well as end-user licensing agreements, with which to hold accountable the parties we approve to use either system.

Products

BumpUp Rewards

We developed BumpUp Rewards as an affiliate-based membership rewards loyalty program designed specifically for the cannabis industry. An early version of BumpUp Rewards was introduced into the market as CannaCash in July 2014. The BumpUp Rewards application is free for customers and an efficient use of marketing dollars for dispensaries and providers. The BumpUp Rewards application allows for strong social media ties and an electronic solution for providing gifts, points, and discounts to friends and family. BumpUp Rewards includes an internal control mechanism designed to comply with the regulatory requirements applicable to individual retail outlets and customers based on applicable state licensing information and customers' locations.

For retail establishments, BumpUp Rewards offers the ability to gain new customers through gifts, retain customers through the affiliate and store-specific points program, and tailor specials and free advertising via the BumpUp Rewards program to an increasingly significant customer marketplace.

BumpUp Rewards White-Label Applications

On December 22, 2015, we entered into a joint software development and marketing agreement with National Concessions Group, Inc., the organization responsible for marketing and branding a cannabis product brand called O.penVAPE. We are jointly developing and marketing an advanced version of our BumpUp Rewards application with functionality intended to incentivize product and corporate sales organizations through a proprietary points system. We are exploring the patentability of this product in collaboration with National Concessions Group.

CannaLIMS

CannaLIMS is a laboratory management information system product focused solely on the cannabis marketplace. Cannabis laboratories have multiple state and local level regulatory reporting requirements. We license our CannaLIMS system to customers, who access the software through web browsers and mobile applications, for recurring license fees. We have currently launched this product into the market and have secured new recurring revenue clientele. As with other software products we license, we are continuously making product improvements that we provide to existing users and new customers and are actively marketing in the laboratory sector of the industry.

Marketing

We strive to integrate our marketing and sales strategies so we minimize our user acquisition costs for our software products we license while maximizing the distribution of our branded products businesses. We plan to gain scale through the implementation of social media, search-engine optimization, and web-based marketing. Also, we will continue to broaden the products and services we offer through our established marketing channels. We market all of our products within regulatory constraints.

We incurred $200,585 in marketing, selling, general, and administrative costs during the first nine months of 2015 and $66,300 in product development expense. We anticipate incurring approximately $250,000 in total marketing expense in 2016 as we look to achieve scale and cross marketing opportunities throughout our business lines.

We cannot assure that we will be able to attain any of the above operational goals or that we will be able to obtain funding that may be required to support such level of operations.

Strategic Relationships

Mile High Brands, Inc.

On November 11, 2015, we entered into an agreement to exchange 10 million shares of our common stock for 10 million shares of Mile High Brands, Inc. Through this transaction, we acquired 49% of the issued and outstanding common shares of Mile High Brands. Mile High Brands is a lifestyle branding agency focused on the regulated cannabis industry. Its clients include celebrities and product companies that wish to access the rapidly growing cannabis marketplace. In addition to the share exchange, we also agreed to form a new joint venture, of which we shall own 51% and have control. The joint venture shall include new business initiatives as determined by both parties. The new joint venture will be completed and the 10 million shares of our common stock will be issued to Mile High Brands' shareholders during the first quarter of 2016.

National Concessions Group, Inc.

On December 22, 2015, we entered into a technology development and joint marketing agreement with National Concessions Group, Inc., a cannabis marketing and distribution company whose products are marketed under the "O.penVAPE" brand. Together with National Concession Group, we are developing a loyalty product focused on retail brands in the cannabis industry and will jointly market this application to other product manufacturers in the cannabis industry. We also entered into a Consulting Agreement, whereby O.penVAPE will assist us with marketing, public relations, introductions to potential investors, and other efforts for both parties' mutual benefit in consideration for the issuance by us of a warrant to purchase 300,000 shares of our restricted stock, with an exercise price of $0.05 per share, with vesting provisions.

LuvBuds, LLC

On December 21, 2015, we acquired a 70% interest in LuvBuds. LuvBuds is a retail and lifestyle brand focused on cannabis consumers. LuvBuds' products consist of items such as branded logo t-shirts, mugs, and other accessories. Currently LuvBuds is marketed and distributed directly in retail dispensaries and through web and browser applications. As consideration for the purchase, we will issue 300,000 shares of our common stock and pay $25,000 in cash during the first quarter of 2016.

KiwiTech, LLC

In December 2015, we entered into an agreement with KiwiTech, LLC, to expand, support, and further develop our software products and web and mobile applications. KiwiTech is a unique business incubator providing a combination of mobile technology development solutions and active investment into new and exciting technologies. KiwiTech's agreement with us is its first relationship with a firm involved in the regulated cannabis industry. Under the agreement, we have engaged KiwiTech to perform not less than $250,000 in hourly labor charges for development work between January 1 and December 31, 2016. This minimum commitment will be paid 50% in cash and 50% through the issuance of warrants for the purchase of our common stock. On January 21, 2016, we issued to KiwiTech a warrant for the purchase of 312,000 shares, at the exercise price of $0.40 per share, with an expiration date of December 31, 2025.

Duby, LLC

On December 10, 2015, we acquired a 1.083% interest in Duby, LLC, a social media application focused on cannabis consumers. As part of the acquisition, Duby plans to assist in the promotion of our products and services on its platform. We purchased the interest in Duby as part of ongoing negotiations for the joint marketing and promotion of our respective products.

Green Capital Ventures, Inc.

On November 17, 2015, we entered into a joint marketing and distribution partnership in California with Green Capital Ventures, Inc. Green Capital is a holding company and consulting firm focused on launching and commercializing products with an altruistic objective. The principals of Green Capital founded the Gridiron Cannabis Coalition, an organization dedicated to the advancement of medicinal cannabis as a treatment for brain disease and bodily injuries resulting from playing professional sports. Together with Green Capital, we intend to seek commercial partnerships for Gridiron Cannabis Coalition.

PhytaTech Labs

In April, 2015, we signed a definitive agreement for the first installation of our CannaLIMS software, a lab information management system targeted for cannabis testing facilities and laboratories. In conjunction with this agreement, we signed a joint software development agreement in partnership with PhytaTech Labs, a multi-jurisdictional lab operator. We continue to develop our CannaLIMS product in collaboration with PhytaTech; however, we have not yet organized our marketing campaign for this product to other lab operators.

CannLabs, Inc.–Carbon Bond Holdings, Inc.

In May 2015, we signed an agreement for implementation of our BumpUp Rewards loyalty marketing platform on StrainData, a wholly owned subsidiary of CannLabs, Inc. To date, no business activity has been procured under this agreement. We continue to discuss new strategic relationships with CannLabs in order to expand on our existing relationship.

Rocky Mountain Hemp Association

In April 2015, Rocky Mountain Hemp Association, (also known as the National Hemp Association, selected our online service, ExchangeHemp, as its exclusive trading platform and marketplace. In September 2015, we launched ExchangeHemp in partnership with the National Hemp Association as part of an exclusive joint marketing agreement between our customers and National Hemp Association's member entities. Although we are excited about the opportunity, the venture was not successful, and we have since deemphasized our ExchangeHemp business.

Green Tree International, Inc.

In September 2015, we entered into a letter of intent with Green Tree International, Inc. the parent company of Amercanex, the American Cannabis Exchange, and the American Hemp Exchange to sell our CannaTrade and ExchangeHemp trading platforms to Amercanex for a combination of cash and seats on the Amercanex exchange. The transaction was not consummated, and we have since deemphasized our CannaTrade and ExchangeHemp businesses.

Competition

The current market for cannabis-related technology is highly fragmented because of the new emergence of the industry, which is continuously evolving as states in addition to Colorado, Washington, California, and Oregon implement new laws allowing production and sale of medical or recreational cannabis. We believe the primary competition is currently store-specific loyalty programs, marketing outreach, and point-of-sale systems for the BumpUp Rewards product. Although cannabis is illegal under federal law, we believe there is popular demand for cannabis, and do not believe that prospective customers are generally deterred from doing business with a company because of fears of federal enforcement of laws prohibiting the sale or possession of medical or recreational cannabis. As demonstrated by the table of state cannabis regulations below, the number of states enacting safe access to cannabis laws continues to increase.

Government Regulations

We intend to operate only in states that have legalized various aspects of medical or recreational use of cannabis and that have established laws and regulations governing the operations of their respective licensees. We do not produce, transport, process, or sell cannabis, but only provide the cannabis-related industry with ancillary technology programs in accordance with the state laws specific to which it operates.

Although we do not intend to cultivate, process, possess, distribute, or sale cannabis or cannabis products, we and our cannabis industry-related products are possibly subject to a number of federal, state, and local laws, rules, and regulations directly and indirectly regulating the cannabis industry conduct through financial and other regulations, such as the anti-money laundering provisions of the Bank Secrecy Act (BSA) and provisions under the jurisdiction of the Federal Deposit Insurance Corporation (FDIC), the Financial Crimes Enforcement Network (FinCEN), and others.

Federally insured and regulated financial institutions face conflicting regulatory requirements that treat the cannabis industry as illegal under federal law even when it is permitted under some state laws. However, 23 states plus the District of Columbia allow medical cannabis, and the issue is further complicated with Washington and Colorado legalizing recreational use. Initially, when Colorado legalized and regulated medical and recreational cannabis, federally insured and regulated bodies and other financial institutions refused cannabis business source deposits and other business. Currently, given FinCEN's recent guidance released on February 14, 2014, financial institutions may provide services to cannabis-related businesses consistent with their BSA obligations. FinCEN's guidance is discussed in greater detail below.

U.S. Controlled Substances Act

The cannabis industry is regulated by the federal, state, and local governments. Regulation varies from state to state. Federally, cannabis is currently classified as a Schedule I controlled substance under the U.S. Controlled Substances Act, U.S.C. Section 811 (CSA), which generally means that Congress has determined that cannabis is a dangerous drug and that the cultivation, process, distribution, and sale of cannabis and cannabis products are serious crimes. The CSA does not distinguish between medical and recreational use of cannabis; all uses are prohibited. On the other hand, several states have legalized various aspects of cannabis process and distribution, although such activities are subject to stringent state licensing and regulations. In many states, a clear, continuing, unresolved conflict exists between federal and state laws. In addition to the complex web of federal and state regulations, in response to regulatory concerns, the banking and financial services industry has created stringent barriers to allowing cannabis producers and retailers to have normal banking relationships.

The federal government formally opposes the use of medical and recreational cannabis. Although many states have chosen to enact rules and regulations permitting the use of medical cannabis for their citizens under a state-approved medical cannabis program, cannabis continues to be illegal under federal law. The state medical cannabis programs provide protection from state criminal prosecution for patients and primary caregivers who are qualified to participate in the program and are in compliance with the regulations governing the program, but provide no protection from federal prosecution for violation of the CSA.

State Regulation

In November 2012, Colorado residents voted in favor of Amendment 64, an initiative ballot measure that allowed for the "personal use and regulation of marijuana" in Colorado. The initiative, enacted as Article 18, Sec. 16 of the Colorado State Constitution and implemented on January 1, 2014, allows "recreational use" by adults age 21 and older and authorizes Colorado to regulate commercial cultivation, process, and sale of cannabis. Similarly, in November 2012, the residents of Washington voted in favor of Initiative 502, which allows for "recreational use" by adults age 21 and older and authorizes Washington to regulate commercial cultivation, process, and sale of cannabis.

Although Colorado and Washington have enacted voter-initiated measures to allow for the personal use of small amounts of cannabis by its citizens, both states are clear to remind their citizens that cannabis is currently illegal under federal law and classified as a Class I Controlled Substance.

There are several states with initiatives for state medical cannabis programs pending on the ballot for upcoming elections, while other states move forward through the legislative process. The following table reflects the current status of cannabis regulations:

State	Status	Details and Difference in laws

CO(1)	Medical and recreational laws passed and in effect
Enacted a state-wide regulatory agency to govern medical and recreational businesses: Colorado Department of Revenue Marijuana Enforcement Division. Recreational law allows in-state residents age 21 and older to purchase up to 1 ounce of cannabis per day. Recreational law allows out-of-state residents age 21 and older to purchase up to 1/4 ounce of cannabis per transaction. Medical sales require patients to register with the Colorado Department of Public Health and Environment. Medical patients may purchase up to 2 ounces of cannabis per day.

WA(1)	Medical and recreational laws passed and in effect
Enacted a state-wide regulatory agency to govern medical and recreational businesses: Initiative 502 for access to recreational cannabis is governed by the Washington Liquor Control Board. Recreational law allows persons age 21 and older to possess 1 ounce of cannabis. Beginning July 1, 2016, all cannabis producers, processors, and retail stores must be licensed by the Washington Liquor Control Board. Licensed retail stores may apply for and get a medical cannabis endorsement for dual use sales.

State	Status	Details and Difference in laws

OR(1)	Medical and recreational laws passed and in effect
Medical patients must register with the Oregon Health Authority. Medical cannabis dispensaries are regulated by the Oregon Health Authority. Patients are allowed to possess up to 24 ounces of cannabis. Measure 91, which passed in November 2014, allows recreational cannabis sales to be governed by the Oregon Liquor Control Commission, which will tax and regulate recreational cannabis similar to alcohol. The Oregon Medical Marijuana Program (OMMP) and the Medical Marijuana Dispensary Program are both administered by the Oregon Health Authority's Public Health Division. This also includes recreational sales that began in dispensaries on October 1, 2015, and ends December 31, 2016.

NV(1)	Medical laws passed and in effect
Medical patients must register with the Nevada Division of Public and Behavioral Health. Applications to open medical cannabis dispensaries are currently being reviewed by the Nevada Division of Public and Behavioral Health. Patients are allowed to possess up to 2-1/2 ounces of cannabis. The Nevada Marijuana Legalization Initiative is scheduled for the state's November 8, 2016 ballot. The measure, upon approval, would legalize 1 ounce or less of cannabis for recreational use for persons 21 years or older. The initiative would tax cannabis sales and allocate tax revenue to education.

DC(1)	Medical and recreational laws passed and in effect
Medical patients must register with the District of Columbia Department of Health. Medical cannabis dispensaries are regulated by the District of Columbia Department of Health. Patients are allowed to possess up to 2 ounces of cannabis. Recreational cannabis was approved in the last election. Washington D.C. passed Initiative 71 in November 2014. Initiative 71 permits the use of up to 2 ounces of marijuana and the possession and cultivation of up to 3 marijuana plants.

AK(1)	Medical laws passed and in effect, recreational use was approved on the November 2014 ballot and in effect February 2015
Medical patients must register with the Alaska Division of Public Health. Medical cannabis dispensaries are currently not allowed. Patients are allowed to possess up to 1 ounce of cannabis. Ballot Measure 2, which will tax and regulate recreational cannabis similar to alcohol, was approved in November 2014 and became effective February 2015. The final set of rules adopted by the Marijuana Control Board under the governance of Alaska Department of Commerce are to be implemented in early 2016.

IL(2)	Medical law passed and roll-out is in progress
Medical patients must register with the Illinois Department of Public Health. Medical cannabis dispensaries are regulated by the Illinois Department of Financial and Professional Regulation. Medical cannabis cultivation facilities are regulated by the Illinois Department of Agriculture. Patients are allowed to possess up to 2-1/2 ounces of cannabis. The sale of medical cannabis to qualifying patients and caregivers began in November 2015 at eight dispensaries located throughout the state.

State	Status	Details and Difference in laws

AZ(2)	Medical laws passed and in effect
Medical patients must register with the Arizona Department of Health Services. Medical cannabis dispensaries are regulated by the Arizona Department of Health Services. Patients are allowed to possess up to 2-1/2 ounces of cannabis. The Arizona Marijuana Legalization Initiative may appear on the November 8, 2016, ballot. The measure would establish a Department of Marijuana Licenses and Control, which would be tasked with regulating the cultivation, manufacturing, testing, transportation, and sale of marijuana. Local governments would be empowered to regulate and limit marijuana businesses.

FL(2)	CBD-only medical law passed and rulemaking is in progress; full medical cannabis initiative was not approved on November 2014 ballot
Amendment 2 to legalize a full medical cannabis program did not pass on the November 2014 ballot. Currently, Florida has CBD-only specific law for qualifying conditions such as: cancer, muscle spasms, and seizures. State-qualified patients may possess cannabis strains containing 10% or more of CBD and no more than eight-tenths of 1% of THC.

CA(2)	Medical laws passed and in effect
Medical patients must register with the California Department of Public Health. There is no state regulatory agency overseeing medical cannabis dispensaries, but some cities regulate dispensaries locally. There is no specific possession limit in place. Proponents will attempt to place a full-legalization initiative on California's November 2016 ballot.

NY(2)	Medical laws passed
Medical patients will have to register with the New York State Department of Health. Medical cannabis dispensaries will be regulated by the New York State Department of Health. Patients are allowed to possess a 30-day supply of only extracts and concentrates from cannabis. On January 5, 2016, the New York State Department of Health announced the state's Medical Marijuana Program will launch on January 7, 2016. The program will make approved forms of medical cannabis available with a physician's certification at designated dispensaries across New York state.

ME(3)	Medical laws passed and in effect
Medical patients must register with the Maine Department of Health and Human Services. Medical cannabis dispensaries are regulated by the Licensing and Regulatory Services under the Maine Department of Health and Human Services. Patients are allowed to possess 2-1/2 ounces of cannabis.

NH(3)	Medical laws passed and in effect
Medical patients will register with the New Hampshire Department of Health and Human Services. The New Hampshire Department of Health and Human Services will regulate and govern medical cannabis dispensaries. Patients will be allowed to possess up to 2 ounces of cannabis. On Monday, December 28, 2015, the New Hampshire Department of Health and Human Services began to issue Registry Identification Cards by mail to qualifying patients and designated caregivers whose applications have been approved.

State	Status	Details and Difference in laws

VT(3)	Medical laws passed and in effect
Medical patients must register with the Vermont Department of Public Safety. Medical cannabis dispensaries are regulated by the Vermont Department of Public Safety. Patients are allowed to possess up to 2 ounces of cannabis.

MA(3)	Medical laws passed and in effect
Medical patients must register with the Massachusetts Department of Public Health. Medical cannabis dispensaries are not yet operational, but will be regulated by the Massachusetts Department of Public Health. Patients are allowed to possess a 60-day supply of cannabis.

RI(3)	Medical laws passed and in effect
Medical patients must register with the Rhode Island Department of Health. Medical cannabis dispensaries are regulated by the Rhode Island Department of Health. Patients are allowed to possess 2-1/2 ounces of cannabis.

CT(3)	Medical laws passed and in effect
Medical patients must register with the Connecticut Department of Consumer Protection. Medical cannabis dispensaries are regulated by the Connecticut Department of Consumer Protection. Patients are allowed to possess a 30-day supply of cannabis.

NJ(3)	Medical laws passed and in effect
Medical patients must register with the New Jersey Department of Health. Medical cannabis dispensaries are regulated by the New Jersey Department of Health. Patients are allowed to purchase up to 2 ounces of cannabis per month.

DE(3)	Medical laws passed and in effect
Medical patients must register with the Delaware Division of Public Health. Medical cannabis dispensaries are regulated by the Delaware Health and Social Services. Patients are allowed to possess 6 ounces of cannabis.

MD(3)	Medical laws passed, rulemaking in progress
Medical patients will have to register with the Maryland Department of Health and Mental Hygiene. Medical cannabis dispensaries will be regulated by the Maryland Department of Health and Mental Hygiene.

MI(3)	Medical laws passed and in effect
Medical patients must register with the Michigan Department of Licensing and Regulatory Affairs. Medical cannabis dispensaries are not currently allowed, but a proposed bill would allow cities and localities to license and regulate them. Patients are allowed to possess up to 2-1/2 ounces of cannabis.

MN(3)	Medical law passed and in effect
Medical patients have to register with the Minnesota Department of Health. Medical cannabis dispensaries will be regulated by the Minnesota Department of Health. Patient possession limits are to be determined, but only nonsmokable forms of cannabis are allowed.

State	Status	Details and Difference in laws

MT(3)	Medical law passed and in effect
Medical patients must register with the Montana Department of Public Health and Human Services. Medical cannabis dispensaries are currently not allowed, but legal actions are seeking to reopen them. Patients are allowed to possess up to 1 ounce of cannabis.

NM(3)	Medical laws passed and in effect
Medical patients must register with the New Mexico Department of Health. Medical cannabis dispensaries are regulated by the New Mexico Department of Health. Patients are allowed to possess up to 6 ounces of cannabis.

HI(3)	Medical laws passed and in effect	Medical patients must register with the Hawaii Department of Public Safety. Medical cannabis dispensaries are not allowed. Patients are allowed to possess up to 3 ounces of cannabis.
NC(3) SC(3)	CBD-only medical law passed and rulemaking is in progress	Rulemaking is in progress to regulate a CBD-only medical cannabis program in these states.
MS(3)	CBD-only medical law passed	This program does not provide reasonable access to CBD medicine for patients. Only institutions of higher learning are able to cultivate cannabis and process it to create CBD-only medication.
AL(5)	CBD-only medical law passed and rulemaking is in progress	This program is likely to be nonfunctional as it requires a cannabis prescription, which is federally illegal. This program also does not protect patients from arrest and prosecution.
TN(5)	CBD-only medical law passed	This law allows a CBD-only medical cannabis study to be conducted by universities only. This study will likely not get underway as universities will not risk losing federal funding.
KY(5)	CBD-only medical law passed	This law does not provide for a source for CBD extracts or production. This program is likely to be nonfunctional as it requires a cannabis prescription, which is federally illegal.
WI(3) IA(3)	CBD-only medical cannabis law in effect	This law does not provide for reasonable access to CBD products for patients in these states.
MO(3)	CBD-only medical law passed	This law allows for cultivation and processing by state-licensed facilities. Only patients with intractable epilepsy would be allowed access to the CBD medication.
UT(5)	CBD-only medical law passed and in effect	It is unclear if patients will have reasonable access to CBD medication through colleges and universities allowed to study hemp.
PA(3)	Potential legislation proposed for medical cannabis	Legislation is for cannabis oil extract for epileptic children. State legislature passed a medical cannabis bill on September 24, 2014, it is uncertain if Governor Corbett will sign into law.

State	Status	Details and Difference in laws

VA(5)	No functional medical laws in effect	Current medical cannabis law requires a prescription, which is not possible under federal law.
WV(3)	No medical laws in effect	There is support for future legislation to legalize medical cannabis.
GA(3)	No medical laws in effect	There is voter support for future legislation to legalize medical cannabis.
IN(3) LA(3) ND(3) SD(3) WY(3)	No medical laws passed	There is little legislative support for medical cannabis in these states.
AR(3)	No medical laws passed	A November 2012 effort to pass a medical cannabis law garnered 48% of the vote.
NE(3)	No medical laws passed	A medical cannabis law was proposed, but failed to make it through committee in 2014.
KS(3)	No medical laws passed	Two medical cannabis laws were proposed, but failed to make it through committee in 2014.
OK(3)	No medical laws passed	A medical cannabis law was proposed, but failed to make it through committee in 2014. There is significant voter support for medical cannabis.
TX(3)	No medical laws passed	Governor Rick Perry has signaled his support of states' rights to legalize cannabis. In February 2015, Texas House Bill 2165 was introduced to legalize and regulate cannabis sales.
ID(3)	No medical laws passed	There is little support for medical cannabis laws from the Idaho Legislature, but significant support among voters.
OH(3)	No medical laws in effect
There is support for the legalization of medical cannabis, but bills typically die in committee. February 2015, a proposed constitutional amendment is gathering signatures to get the amendment on the November 2015 ballot.

_______________

(1)	We intend to do business in this state.
(2)	We are considering doing business in this state.
(3)	We are not considering doing business in this state.

Federal Efforts to Accommodate State Legislation

On February 14, 2014, FinCEN issued guidance under the BSA relating to FinCEN's and the FDIC's expectations regarding BSA compliance for cannabis-related businesses. The FinCEN guidance was issued in light of recent state initiatives to legalize certain cannabis-related activity and the related guidance by the U.S. Department of Justice ("DOJ") concerning cannabis-related enforcement priorities as outlined in the "Ogden Memo" (October 19, 2009) and the "Cole Memos" (August 29, 2013 and February 14, 2014). As discussed in more detail below, the Ogden Memo and Cole Memos identified the eight priorities for enforcing the CSA against cannabis-related conduct.

The Ogden Memo issued by the DOJ on October 19, 2009, provides clarification and guidance in states that have enacted laws authorizing the medical use of cannabis. The Ogden Memo states: "Rather than developing different guidelines for every possible variant of state and local law, this memorandum provides uniform guidance to focus federal investigations and prosecutions in these states on core federal enforcement priorities."

The memorandum also states that the prosecution of significant traffickers of illegal drugs, including cannabis, and the disruption of illegal drug manufacturing and trafficking networks continues to be a core priority in the department's efforts against narcotics and dangerous drugs, and the department's investigative and prosecutorial resources should be directed toward these objectives, and as a general matter, pursuit of these priorities should not focus federal resources in states on individuals whose actions are in clear and unambiguous compliance with existing state laws. However, prosecution of commercial enterprises that unlawfully market and sell cannabis for profit continues to be an enforcement priority of the department. The DOJ believes claims of compliance with state or local law may mask operations inconsistent with the terms, conditions, or purposes of those laws, and federal law enforcement should not be deterred by such assertions when otherwise pursuing the department's core enforcement priorities. The Ogden Memo then lists the eight priorities of enforcement set forth below. When any of the following characteristics are present, the conduct will not be in clear and unambiguous compliance with applicable state law and may indicate illegal drug trafficking activity of potential federal interest:

●	distribution to minors;

●	revenue from the sale of cannabis going to criminal enterprise, gangs, and cartels;

●	the diversion of cannabis from states where it is legal under state law in some form to other states;

●	state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

●	violence and the use of firearms in the cultivation and distribution of cannabis;

●	drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;

●	the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and

•	cannabis possession or use on federal property.

The first Cole Memo issued June 29, 2011, seeks to clarify and provide guidance in response to inquiries from state and local governments seeking guidance about the DOJ's position on the enforcement of the CSA in jurisdictions that have under consideration or implemented legislation that would sanction and regulate the commercial cultivation and distribution of cannabis. This Cole Memo reinforces the Ogden Memo that the DOJ's view "of the efficient use of limited federal resources" has not changed. However, this Cole Memo also makes it clear that the Ogden Memo was never intended to shield activities from federal enforcement action and prosecution, even when those activities purport to comply with state law. Persons who are in the business of cultivating, selling, or distributing cannabis, and those who knowingly facilitate such activities, are in violation of the CSA regardless of state law, and those engaged in transactions involving the proceeds of such an activity may also be in violation of federal money-laundering statutes and other federal financial laws. The second Cole Memo dated February 14, 2014, for the most part reiterates the government's position outlined in the first Cole Memo as well as tying in FinCEN's position as outlined in its guidance of the same date.

The FinCEN guidance clarifies how banks can offer services to cannabis-related businesses consistent with their BSA reporting obligations by filing suspicious activity reports (SARs) and provides three categories of SAR filings for cannabis-related business:  "marijuana limited," "marijuana priority," and "marijuana termination." If a financial institution provides financial services to a cannabis-related business that it reasonably believes, based on its customer due diligence review, does not implicate one of the Cole Memos priorities or violate state law, it should file a "marijuana limited" SAR. Since the eight priorities of the Cole Memos principally deal with the illegal cultivation and distribution of cannabis and we do not engage in these activities, we anticipate that financial institutions providing financial services to us will file, if deemed required, "marijuana limited" SARs relating to our activities. In addition to our compliance with state laws and regulations, we will seek to meet FinCEN's guidance to the extent that it indirectly affects our business, through our systems, procedures, and protocols to review customer licensing and identification procedures of customers and retail customers. Furthermore, we will, to the extent practicable as an ancillary technology company, not do business with companies that we believe may violate one or more of the eight priorities of the Cole Memos.

FinCEN guidance expanded on the "know your customer" guidelines and clarified how financial institutions can provide services to cannabis-related businesses consistent with their BSA obligations and stated:

In assessing the risk of providing services to a marijuana-related business, a financial institution should conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered; (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its marijuana-related business; (iii) requesting from state licensing and enforcement authorities available information about the business and related parties; (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

While we are not by definition considered a "financial institution," we do and will continue to follow the above protocols of knowing our customers, validating each cannabis-related business through our due diligence review of the vendor itself, as well as verifying each vender's current licensure with the respective state regulatory agency. This monitoring will be done at the onset of the business relationship as well as periodically throughout the business relationship.

Our Compliance Strategy

We have established business and compliance protocols that we monitor regularly to assure compliance with state-specific laws and regulations. We submitted our business and compliance plan as part of our Colorado Department of Revenue Marijuana Enforcement Division Vendor Registration Application, and on September 2, 2014, were approved as a registered vendor by the state of Colorado.

We closely monitor evolving state and local laws, rules, and regulations and banking regulations. We design our products in accordance with state and local regulations and banking requirements. We seek to offer services only to companies that are professionally operated and properly licensed in accordance with state and local laws. Changes in such laws, rules, and regulations, or the recall of any state or local legislation, could have a material adverse effect on our business and financial condition.

We rely on the experience and knowledge of our two founders, Brandon C. Jennewine and Daniel J. Rogers, who have previously been owners of state-licensed cannabis-related businesses in Colorado and are familiar with Colorado's state laws and regulatory scheme and have working experience with regulatory personnel. We also retain regulatory legal counsel who focus their practice on cannabis law to assure current knowledge of and compliance with ongoing changes in rules and regulations. In addition, we have designed technological and administrative programs and protocols to assure ongoing compliance. For BumpUp Rewards and other products for retail customers, we document that the customers are age 21 or older. Our technology will be available only in states that have cannabis-related regulated businesses.

We rely on our technology infrastructure and due diligence reviews to assure our own compliance with state laws, as documented in our systems. We also rely on our systems and procedures to assure that we deal with properly licensed growers, processors, and retailers, and sell to only qualified buyers meeting identification requirements. We cannot assure that our interstate activities will not attract federal regulatory scrutiny as additional states formalize their safe access to cannabis laws and we expand our business on a state-by-state basis.

We are working only with retailers of medical or recreational sellers that are verified, through lists provided by state or local regulatory agencies, to be in good standing and allowed to conduct business in their respective states.

In Colorado and Washington, an individual is required to physically provide a valid, government-issued identification to verify he is age 21 or older to access a regulated store or retailer for either medical or recreational cannabis. The retail facility is required by state rules to have on its premises specific cameras that have resolution suitable to see the identification process to ensure that the retail-cannabis facility is validating the identification. The individual verification is repeated every time a person enters a facility, irrespective of whether the individual is personally known to the operator or has previously visited the dispensary. The cost of maintaining identification compliance is borne by the state-licensed retailer and is not our expense. Our costs of maintaining our compliance systems and protocols are considered a regular operating expense that is built into our product pricing.

Our internal compliance review of both our operating protocols and technology and the data collected are critical aspects of our compliance effort in providing technology products to only compliant operators and persons age 21 or older in states that have enacted some form of safe-access laws to cannabis. For example, we believe that cannabis-related businesses in Colorado will continue to be compliant in not selling cannabis products to underage persons–one of the Cole Memos' eight priorities.

Possible Changes to Federal View

Although the DOJ has stated in the Ogden Memo and Cole Memos that it is not an efficient use of limited resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis, there is no guarantee that the DOJ's position will not change regarding the low-priority enforcement of federal laws, including the CSA, or that any future administration would not change this policy and decide to strongly enforce the federal laws.

In light of the 2005 U.S. Supreme Court ruling in Gonzales v. Raich, under the commerce clause of the constitution, Congress may pass laws to criminalize the production and use of home-grown cannabis even where states have approved its use for medicinal purposes, which leads to the conclusion that the CSA may preempt state laws relating to any cannabis-related activity. Any such change in the federal enforcement program of current federal laws could cause significant financial damage to our business. While we do not intend to harvest, distribute, or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal or state governments.

Should the U.S. Supreme Court rule to invalidate safe access to cannabis laws in more than 20 states and the District of Columbia, our operations would be adversely affected. However, if this should occur, we will repurpose our technology to non-cannabis-related businesses. We could refocus our efforts to launch and commercialize ExchangeHemp in the industrial hemp industry, a non-cannabis-related business, and facilitate a trading platform for buyers and sellers of commercial hemp. We could also repurpose CannaTrade's technology to facilitate the matching of buyers and sellers of commercial equipment, such as industrial lighting and other equipment for agriculture. We could also repurpose our CannaLIMS software for the pharmaceutical industry, where LIMS software is prevalent. We believe the technology for BumpUp Rewards can be repurposed and used as a loyalty program for small businesses and region-specific businesses to strengthen and support local and small businesses by targeting and marketing to local consumers.

Proprietary Technology

Our BumpUp Rewards and CannaLIMS products are based on proprietary software developed for us by our officers and third-party contractors. We do not believe that any of our current products, or currently foreseen future products, contain or will contain features that are patentable. Instead, we rely on a proprietary confidentiality and nondisclosure discipline to protect our products. However, if future proprietary software developed by our officers contains patentable features, we will apply for and obtain patent protection for our products.

Research and Development

We currently offer two technology products: BumpUp Rewards (as a stand-alone product and as a white-label product) and CannaLIMS. We will remain focused on developing technologies for our industry, aimed at specific solutions for industry needs, including compliance with state and local regulation. We seek product and business opportunities in order to formulate and develop technology to meet diverse regulatory requirements across all of our markets. Furthermore, we regularly investigate processes for improving our technology products and identifying new technologies to serve the industry.

Through our internal research and development efforts and our relationships with industry operators and organizations, we will strive to provide evolving and effective technology solutions. Our plans for our research and development activities include developing technology products that are new to the industry, updating existing technologies to keep them current with the latest laws and regulations, and adapting existing technologies to enter new states that implement cannabis laws. Going forward, we intend to increase our spending and resources for technology research and development to the extent of our limited resources.

Employees

As of December 31, 2015, we employed two management-level personnel, both of whom are executive officers. We may require additional employees in the future. There is intense competition for capable, experienced personnel, and we cannot assure that we will be able to obtain new qualified employees when required. We believe our relations with our employees are good.

Corporate History

We were formerly known as Thermal Tennis, Inc., a publicly held Nevada corporation. Thermal Tennis was formed as a Nevada corporation on August 25, 1999, committed to the growth of tennis through its tennis management system, which included creative ways to recruit new members into tennis lessons, the implementation of more effective tennis teaching methods, better use of tournaments to create public participation and involvement, and development of additional ways to create revenue for Thermal Tennis and the tennis facility being managed. From inception to March 2013, Thermal Tennis had managed the tennis operations at one athletic club and ran one summer tennis program at a high school. After cancellation of the contract at the athletic club in March 2013, Thermal Tennis continued to pursue its business activities in limited geographical areas.

On August 15, 2014, Thermal Tennis entered into an Agreement and Plan of Merger to combine its business and activities with CannaSys, Inc., a privately held Colorado corporation ("CannaSys-Colorado") focused on providing services to the cannabis industry (the "Merger"). Under the terms of the merger agreement, our wholly owned subsidiary formed to effectuate the Merger was merged with and into CannaSys-Colorado, the surviving entity, which then became our wholly owned subsidiary. By operation of the Merger, which was effective August 15, 2014, all of the CannaSys-Colorado outstanding common stock was converted into a total of 6,000,000 shares of our common stock, which constituted 57.70% of our total issued and outstanding common stock. Our shareholders before the merger retained an aggregate of 4,398,088 shares of common stock. At that time, we had no outstanding options or warrants to purchase shares of common stock.

In connection with the closing of the Merger and after meeting the requirements of the Exchange Act, Thermal Tennis changed its name to CannaSys, Inc. on November 12, 2014. We continue our operations through our wholly owned subsidiary with the same name.

MANAGEMENT

General

Our amended and restated articles of incorporation provide that the number of directors on our board shall not be less than one or more than nine. Our board currently consists of four directors. The term of office of each director expires at the next annual meeting of the stockholders and when his respective successor is elected and has qualified. Our officers serve at the pleasure of the board of directors.

The following table sets forth the names and ages of our current directors and executive officers:

Name	Age	Director Since	Position

Michael A. Tew	36	2015	Chief Executive Officer, Chief Financial Officer, Director
Brandon C. Jennewine	41	2014	Chief Technical Officer, Chief Operations Officer, Chairman
Daniel J. Rogers	41	2014	Director
David H. Wollins	63	2015	Director

Michael A. Tew

Michael A. Tew became our chief executive officer, chief financial officer, secretary, and a member of our board of directors effective July 1, 2015. Mr. Tew has over 14 years' experience in corporate finance, venture capital, business management, and capital markets. From 1999 until September 2003, Mr. Tew was an analyst and Vice President at Bear, Stearns & Co., Inc. In September 2003, Mr. Tew co-founded CapitalHQ, LLC, New York, New York, an advisory and consulting firm for high-level executives. In April 2008, Mr. Tew co-founded SPAC Research Partners, LLC, Palo Alto, CA, an advisory firm providing research and transaction support for special purpose acquisition companies. Mr. Tew managed the company through December 2009. From January 2008 to his current employment with us, Mr. Tew was founder and principal of Sand Hill, LLC, initially in San Francisco and then in New York, New York. Sand Hill is a consultancy advising family offices, private equity organizations, and entrepreneurs on value-creating transactions in private and public markets. In 1999 and 2000, Mr. Tew attended an independent, collaborative European business management program that included studies at Groupe HEC business school (Paris, France), Bocconi University (Milan, Italy), and Wirtschaftsuniverstat Wien (Vienna University of Economics and Business, Vienna, Austria). Mr. Tew graduated with a bachelor degree in finance and international business from New York University in 2001 and in 2014 obtained an executive MBA in finance and management from New York University.

Brandon Jennewine

Brandon Jennewine, with Daniel J. Rogers, founded our company in 2014. Effective July 1, 2015, Mr. Jennewine resigned as our chief executive officer and now serves as our chief technical officer, chief operations officer, and chairman of our board of directors. Mr. Jennewine has over 20 years' experience as an architect and developer with leadership roles in technology companies. In July 2009, he co-founded with Daniel J. Rogers, Greenwerkz, LLC, later converted to Greenwerkz, Inc., a cannabis dispensary located in Denver, Colorado, having three retail locations and two production facilities. Mr. Jennewine helped orchestrate exist of the four Greenwerkz partners through a buyout by the sole remaining partner in February 2014, while simultaneously starting CannaSys-Colorado and managing, as chief executive officer, TK Health, LLC, an information technology consultancy based in Castle Rock, Colorado. TK Health, LLC, was formed in March 2010 to provide custom software programming for the e-healthcare and finance sectors. Prior to the cannabis business, he worked primarily in solutions in the e-prescribing, medical, and financial segments, acting as a software architect for SureScripts, LLC, an e-prescribing network based in Alexandria, Virginia, from July 2007 to February 2010, and as chief technology officer for Liver Research Institute, working under a grant from Roche Pharmaceuticals, from 2005 to 2006. Mr. Jennewine graduated with a bachelor of science in electrical engineering from Colorado State University.

Daniel J. Rogers

Daniel J. Rogers, an original founder of our company, now serves as a consultant and a member of our board of directors. Mr. Rogers has 12 years' banking experience with a specialization in business development risk management. Mr. Rogers began serving on the board of directors of Grow Condos, Inc., on October 21, 2014. Grow Condos, a publicly traded company, is a real estate purchaser, developer, and manager of specific-use industrial properties providing "condominium" style, turn-key grow facilities to support cannabis farmers. In July 2009, he co-founded with Brandon C. Jennewine, Greenwerkz, Inc., where he was chief financial officer and managing member. Until March 2014, Mr. Rogers also served as Chairman of the Banking/Finance Subcommittee for Medical Marijuana Industry Group, Denver, CO, a government relations organization, that he and Mr. Jennewine helped form in 2010. Mr. Rogers obtained his bachelor's degree in finance in 1997 from Fort Lewis College, Durango, Colorado, and later completed NationsBank / Bank of America's Management Associate Program, a six-month training program for corporate risk management. Mr. Rogers later served as a vice-president for Bank of America's Global Corporate & Investment Bank Commercial Real Estate Group located in Denver, Colorado, from 1998 to 2005, and later served as finance manager for Panattoni Development Company in Denver, Colorado, and Toronto, Ontario, Canada, from 2005 until February 2009.

David H. Wollins

David H. Wollins became a member of our board of directors on November 11, 2015, in connection with our share exchange agreement with Mile High Brands, Inc. Mr. Wollins was a founding shareholder of Mile High Brands, Inc., and has been practicing law since September 1, 1978. Mr. Wollins is a member of both the New York State Bar and the Colorado State Bar and currently serves as Managing Partner of David H. Wollins, PC, a position he has held since organizing the firm February 1, 2005. Prior to forming David H. Wollins, PC, Denver, Colorado, he was the Managing Partner of Wollins & Hellman, P.C. (July 1, 1995 to January 31, 2005). Mr. Wollins obtained a bachelor's degree in marketing and economics from The Wharton School, University of Pennsylvania in 1974 and a juris doctor degree from the New England School of Law in 1978.

Committees of the Board

We currently do not have nominating, compensation, or audit committees or committees performing similar functions nor do we have a written nominating, compensation, or audit committee charter. Our board of directors believes that it is not necessary to have these committees, at this time, because the directors can adequately perform the functions of such committees.

Executive Compensation

2015 Summary Compensation Table

The following table sets forth, for each of our last two completed fiscal years, the dollar value of all cash and noncash compensation earned by any person who was our principal executive officer during the preceding fiscal year, our two most highly compensated other executive officers who were serving in such capacities as of the end of the preceding fiscal year, and each of our two other highest compensated executive officers earning more than $100,000 during the last fiscal year ("Named Executive Officer"):

Name and Principal Position	Year Ended Dec. 31	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)(1)	Non Equity Incentive Plan Compen- sation	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(1)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael A. Tew(2)	2015	$70,000	--	--	--	--	--	$4,012	$74,012
Chief Executive Officer
Chief Financial Officer

Brandon C. Jennewine(3)	2015	$85,577	--	--	--	--	--	$3,519	$89,096
Chief Operations Officer	2014	28,077	--	--	--	--	--	--	28,077
(1)	Comprised of health insurance premiums.
(2)	Mr. Tew became our chief executive officer on July 1, 2015.
(3)	Mr. Jennewine was our chief executive officer from August 2014 to July 1, 2015.

Stock Option Plan

We have not adopted a stock option plan.

Employment Agreements

We have entered into employment letter agreements with the following employees:

•
Michael A. Tew–On July 10, 2015, we entered into a one-year employment agreement effective July 1, 2015, with Michael A. Tew, our chief executive officer, chief financial officer, and a director. Under the agreement, we pay Mr. Tew a base salary of $168,000 for the initial one-year term, plus a bonus as determined by our board of directors, and provide medical insurance benefits. On December 31, 2015, Mr. Tew's employment agreement was amended to cancel the stock grants that were issued under his employment agreement, and in exchange therefor, we granted to Mr. Tew warrants to purchase 3,000,000 shares of our common stock, of which a warrant to purchase 1,500,000 shares was immediately exercisable and a warrant to purchase 1,500,000 shares becomes exercisable quarterly in 250,000 increments over six quarters commencing March 31, 2016.

•
Brandon C. Jennewine–On July 10, 2015, we entered into a one-year employment agreement effective July 1, 2015, with our former chief executive officer, Brandon C. Jennewine, to become our chief technology officer and chief operations officer. Mr. Jennewine continues to serve as the chairman of our board of directors. Under the agreement, we pay Mr. Jennewine a base salary of $120,000 for the initial one-year term, plus a bonus as determined by our board of directors, and provide medical insurance benefits. On December 31, 2015, Mr. Jennewine's employment agreement was amended to cancel the stock grants that were issued under his employment agreement, and in exchange therefor, we granted to Mr. Jennewine a warrant to purchase 500,000 shares of our common stock.

We reimburse employees for their out-of-pocket costs in connection with their activities on our behalf.

Director Compensation

We currently do not have compensation agreements with any of our directors who are not employees; however, on December 24, 2015, we issued to David H. Wollins a warrant to purchase 150,000 shares of our common stock at $0.05 per share, vesting in equal amounts over four quarters, commencing March 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm's-length negotiations.

As of December 31, 2014, we owed $1,320 for cash advances to the former president of our predecessor, Thermal Tennis. The advance was due on demand and non-interest-bearing. The advance was paid during the three months ended March 31, 2015.

Effective July 1, 2015, we hired Michael A. Tew as our new chief executive officer, secretary, and interim chief financial officer. Mr. Tew was also appointed to serve as a member of our board of directors.

Effective July 1, 2015, Brandon C. Jennewine resigned as our chief executive officer and was hired to serve as our chief technical officer and chief operations officer and will continue to be the chairman of our board of directors.

Effective July 1, 2015, Daniel J. Rogers resigned as our chief financial officer, secretary, and treasurer. Mr. Rogers continues to serve on our board of directors.

On November 11, 2015, we agreed to issue 10 million shares of our common stock for 10 million shares of Mile High Brands, Inc. common stock, equivalent to approximately 49% of its outstanding common stock after the transaction. Mile High Brands is a lifestyle branding agency focused on the regulated cannabis industry. Mile High Brands' clients include celebrities and product companies that wish to access the rapidly growing cannabis marketplace. In addition to the share exchange, we also agreed to form a new joint venture of which we shall own 51% and have control. The joint venture will include new business initiatives as determined by both parties. We expect to organize the joint venture during the first quarter of 2016. In connection with the exchange David H. Wollins, a founding member of Mile High Brands, became a member of our board of directors and Michael A. Tew became a member of the board of directors of Mile High Brands.

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval, or ratification of transactions with our executive officers, directors, and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval, or ratification of our board of directors, or an appropriate committee thereof. Our directors will continue to approve any related-party transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of January 28, 2016, respecting the beneficial ownership of our outstanding common stock by: (i) any holder of more than 5%; (ii) each of the Named Executive Officers and directors; and (iii) our directors and Named Executive Officers as a group, based on 21,476,045 shares of common stock outstanding. Except as otherwise indicated, each stockholder listed below has sole voting and investment power over the shares beneficially owned:

		Before Offering		After Offering
Name and Address of Beneficial Owner(1)(2)	Nature of Ownership	Amount	Percent(3)	Percent(4)

Principal Stockholder:
Mile High Brands, Inc.	Common Stock	10,000,000	46.6%	40.5%

F-squared Enterprises, LLC(4)	Common Stock	1,515,000	7.1	6.1
	Warrants	500,000	2.3	2.0
		2,015,000	9.2	8.0

Directors:
Brandon C. Jennewine(5)	Common Stock	1,515,000	7.1	6.1
	Warrants	500,000	2.3	2.0
		2,015,000	9.2	8.0

Daniel J. Rogers	Common Stock	400,000	1.9	1.6
	Warrants	250,000	1.2	1.0
		650,000	3.0	2.6

Michael A. Tew(6)	Warrants	3,000,000	12.3	10.8

David H. Wollins(7)	Warrants	150,000	*	*

All Executive Officers and	Common Stock	1,915,000	8.9	7.8
Directors as a Group
(4 persons)	Warrants	3,900,000	18.2	13.7
		5,815,000	22.9%	20.4%
______________________
*    Less than 1%.
(1)	All ownership is direct unless otherwise indicated.
(2)	Address for all stockholders is 1350 17th Street, Suite 150, Denver, CO 80202, except Mile High Brands, Inc., whose address is MHB, Inc., Attn: Arnold Jay Boisdrenghien, 5910 S. University Blvd, C-18 Unit 165, Littleton, CO 80121.
(3)	Calculations of total percentages of ownership outstanding for each person or group assume the exercise of all derivative securities owned by the individual or group to which the percentage relates, pursuant to Rule 13d-3(d)(1)(i).
(4)	Assumes the sale of 3,187,015 shares of common stock to Kodiak Capital.
(5)	These shares are beneficially owned by Brandon C. Jennewine since he is the owner of F-squared Enterprises, LLC, which directly owns the shares.
(6)	Consists of warrants to purchase 3,000,000 shares, of which 1,500,000 became exercisable immediately and 1,500,000 become exercisable in six quarterly installments of 250,000 each, commencing March 31, 2016.
(7)	Consists of a warrant to purchase 150,000 shares, which becomes exercisable in four equal quarterly installments, commencing March 31, 2016.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

THE EQUITY PURCHASE TRANSACTION

General

On December 15, 2015, we entered into the Purchase Agreement and the Registration Rights Agreement with Kodiak Capital. Pursuant to the terms of the Purchase Agreement, Kodiak Capital has agreed to purchase from us up to $1 million in aggregate purchase price of our common stock from time to time, until December 31, 2016. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that we estimate may be issued to Kodiak Capital under the Purchase Agreement.

Purchase of Shares under the Purchase Agreement

We do not have the right to commence any sales to Kodiak Capital under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter, we may, from time to time and at our sole discretion, direct, by delivery of a put notice, Kodiak Capital to purchase shares of our common stock. The purchase price per share will be equal to 70% of the lowest daily volume-weighted average price of the common stock for the five consecutive trading days immediately following our delivery of a put notice to Kodiak Capital to purchase the shares. There is no minimum amount that we may require Kodiak Capital to purchase at any one time. The closing of the sale of the shares will occur on the sixth trading day following our delivery of the put notice to Kodiak Capital to purchase the shares.

In consideration for entering into the Purchase Agreement, we issued to Kodiak Capital a commitment $50,000 promissory note payable on July 11, 2016. Kodiak is entitled any time after May 15, 2016, subject to the provisions of the note, to convert all or a portion of the principal of the commitment note into shares of our common stock at a conversion price equal to 50% of the current market price as defined in the commitment note.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Kodiak Capital.

Conditions to Sales

Under the Purchase Agreement, the following conditions must be satisfied in order for us to sell shares of our common stock to Kodiak Capital:

•
The registration statement of which this prospectus forms a part, and any amendment or supplement thereto, must be effective for the sale by Kodiak Capital of the shares to be purchased by Kodiak Capital, and: (i) neither we nor Kodiak Capital has received notice that the SEC has issued or intends to issue a stop order respecting the registration statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, or intends or has threatened to do so; and (ii) there is no other suspension of the use or withdrawal of the effectiveness of the registration statement or this prospectus.

•
Our representations and warranties contained in the Purchase Agreement must be true and correct in all material respects (except for representations and warranties specifically made as of a particular date), except for any conditions that have temporarily caused any representations or warranties to be incorrect and which have been corrected with no continuing impairment to us or Kodiak Capital.

•	We have performed in all material respects all covenants, agreements, and conditions required by the Purchase Agreement to be performed, satisfied, or complied with by us.

•
No statute, rule, regulation, executive order, decree, ruling, or injunction has been enacted, entered, promulgated, or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Purchase Agreement, and no proceeding has been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Purchase Agreement.

•
The trading of our common stock has not been suspended by the SEC, the principal trading market for our common stock, or the Financial Industry Regulatory Authority, Inc., and our common stock has been approved for listing or quotation on and has not been delisted from such principal market.

•
The number of shares of our common stock to be purchased by Kodiak Capital at a particular closing may not exceed the number of shares that, when aggregated with all other shares of common stock then beneficially owned by Kodiak Capital, would result in it owning more than 9.99% of all of our outstanding common stock.

•	We have no knowledge of any event more likely than not to have the effect of causing the registration statement of which this prospectus forms a part to be suspended or otherwise ineffective.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Kodiak Capital to terminate the Purchase Agreement.

No Short-Selling by Kodiak Capital

Kodiak Capital has agreed that neither it nor any of its respective affiliates shall engage in any direct or indirect short-selling of our common stock during any time before the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All shares of common stock registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period commencing on the date that the registration statement, including this prospectus, becomes effective through December 31, 2016. The sale by Kodiak Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Kodiak Capital may ultimately purchase all, some, or none of the shares of common stock not yet issued but registered in this offering. If we sell these shares to Kodiak Capital, it may sell all, some, or none of such shares. Therefore, sales to Kodiak Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other stockholders. In addition, if we sell a substantial number of shares to Kodiak Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Kodiak Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price at which we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Kodiak Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Kodiak Capital to purchase up to $1 million of our common stock. Depending on the price per share at which we sell our common stock to Kodiak Capital, we may be authorized to issue and sell to Kodiak Capital under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Kodiak Capital under this prospectus is dependent upon the number of shares we direct Kodiak Capital to purchase under the Purchase Agreement.

The following table sets forth the amount of proceeds we would receive from Kodiak Capital from the sale of shares at varying purchase prices:

Assumed Volume- Weighted Trading Price	Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance(2)	Additional Proceeds from the Sale of Registered Shares Under the Purchase Agreement
$0.100	$0.070	3,187,015	12.9%	$ 223,091
0.150	0.105	3,187,015	12.9	334,637
0.230	0.160(3)	3,187,015	12.9	513,109
0.300	0.210	3,187,015	12.9	669,273
0.350	0.245	3,187,015	12.9	780,819
0.400	0.280	3,187,015	12.9	892,364
0.450	0.315	3,174,063	12.9	1,000,000
0.500	0.350	2,857,142	11.7	1,000,000

(1)	Although the Purchase Agreement with Kodiak Capital provides that we may sell up to $1 million in our common stock in the aggregate, we are registering 3,187,015 shares for resale by Kodiak Capital under this prospectus, which may or may not cover all the shares we ultimately sell to Kodiak Capital under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.
(2)	The denominator is based on 21,476,045 shares outstanding as of January 28, 2016, and is adjusted to include the number of shares set forth in the adjacent column that we would have sold to Kodiak Capital at the applicable assumed purchase price per share. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed volume-weighted trading price and the calculated purchase price set forth in the preceding columns. The number of shares in such column does not include shares that may be issued to Kodiak Capital under the Purchase Agreement that are not registered in this offering.
(3)	$0.160 is 70% of $0.23, the closing price of the common stock on January 28, 2016.

SELLING STOCKHOLDER

This prospectus relates to the possible resale of up to 3,187,015 shares of common stock that may be issued to Kodiak Capital pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the agreements executed in connection with the selling stockholder's agreement to purchase the shares.

Pursuant to the Registration Rights Agreement, which we entered into with Kodiak Capital on December 15, 2015, concurrently with our execution of the Purchase Agreement, we agreed to provide certain registration rights respecting sales by Kodiak Capital of the shares of our common stock that may be issued to it under the Purchase Agreement. See the description under the heading "The Equity Purchase Transactions" for more information about the Purchase Agreement.

The selling stockholder may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to it. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of January 28, 2016. Except as described herein, neither the selling stockholder nor any of its respective affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. As used in this prospectus, the term "selling stockholder" includes the selling stockholder and any of its respective donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale-related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned before the offering is based on 21,476,045 shares of our common stock actually outstanding as of January 28, 2016:

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering(1)	Shares to be Sold in this Offering	Number Of Shares Beneficially Owned After this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
Kodiak Capital Group, LLC	--	*	3,187,015	--	*
__________________
*	Less than 1%
(1)	Based on 21,476,045 outstanding shares of our common stock as of January 28, 2016. Although we may, at our discretion, elect to issue to Kodiak Capital up to an aggregate amount of $1 million in our common stock under the Purchase Agreement, such shares are not included in determining the percentage of shares beneficially owned before this offering.

PLAN OF DISTRIBUTION

Kodiak Capital is an "underwriter," within the meaning of the Securities Act. The selling stockholder and any of its pledgees, donees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market, or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	on the OTCQB;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through agreement between a broker-dealer and the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

After the effective date of the registration statement, Kodiak Capital has agreed not to engage in any direct or indirect short selling of our common stock during the term of the Purchase Agreement.

Broker-dealers engaged by selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

Kodiak Capital is an "underwriter," within the meaning of Section 2(11) the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

As used in this prospectus, "selling stockholder" includes donees, pledges, transferees, or other successors-in-interest that are selling shares they received after the date of this prospectus from the selling stockholder named in this prospectus as a gift, pledge, partnership distribution, or other non-sale-related transfer.

The selling stockholder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares by the selling stockholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities respecting those securities for a specified period of time before the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed naming such holders. We offer no assurance as to whether the selling stockholder will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions, and similar selling expenses it incurs.

The selling stockholder and the issuer have agreed to indemnify one another against certain losses, damages, and liabilities arising in connection with this prospectus, including liabilities under the Securities Act. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholder has been advised to ensure that any brokers, dealers, or agents effecting transactions on its behalf are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering, and sale of the shares of common stock to the public hereunder other than commissions, fees, and discounts of brokers, dealers, and agents. We estimate that the expenses of the offering to be borne by us will be approximately $70,000. The estimated offering expenses consist of: an SEC registration fee of $74, transfer agent/registrar of $2,000, accounting fees of $12,500, legal fees of $50,000, printing and miscellaneous expenses of $5,426. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholder.

The selling stockholder should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this prospectus. The selling stockholder has been advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above respecting this Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

State Securities Restrictions on Resale

If selling stockholder wants to sell shares of our common stock under this registration statement in the United States, the selling stockholder will also need to comply with state securities laws with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and nonfinancial information in a recognized securities manual, such as Standard & Poor's. The broker for the selling stockholder will be able to advise the selling stockholder in which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from selling stockholder under this registration statement who then wants to sell such shares will also have to comply with state securities laws regarding secondary sales.

When the registration statement becomes effective, and the selling stockholder indicates in which states it desires to sell its shares, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

DESCRIPTION OF CAPITAL STOCK

Our amended and restated articles of incorporation authorize us to issue 80,000,000 shares of capital stock, consisting of 75,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001, none of which is currently outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for shareholders' meetings, except respecting certain matters for which a greater percentage quorum is required by statute or the bylaws.

Our shareholders have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of common stock are entitled to receive such dividends as the board of directors may, from time to time, declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends in the foreseeable future.

Preferred Stock

Our amended and restated articles of incorporation authorize the issuance of 5,000,000 shares of preferred stock. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting, or other rights or restrictions, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute a common stockholder's interest, and depress the price of our common stock.

Authority to Issue Stock

The board of directors has the authority to issue the authorized but unissued shares of common stock without action by the stockholders. The issuance of such shares would reduce the percentage ownership held by current shareholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC, Washington, D.C. 20549, under the Securities Act, a registration statement on Form S-1 relating to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The SEC's World Wide Web address is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty, or covenant to you. Moreover, such representations, warranties, or covenants were made as of an earlier date. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

We file periodic reports, proxy statements, and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements, and other information are available for inspection and copying at the regional offices, public reference facilities, and Internet site of the SEC referred to above. We make available through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our website is located at http://www.cannasys.com. You can also request copies of such documents, free of charge, by contacting us at (720) 420-1290 or sending an email to info@cannasys.com.

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

LEGAL MATTERS

Certain legal matters respecting the validity under Nevada law of the common stock to be sold by the selling stockholder have been passed upon for us by Kruse Landa Maycock & Ricks, LLC.

EXPERTS

The consolidated financial statements as of December 31, 2014, and for the year in the period ended December 31, 2014, included in this Form S-1 have been so included in reliance upon the report of HJ & Associates, LLC, ("HJ"), an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

On April 6, 2015, our board of directors approved the engagement of BF Borgers CPA, PC, Lakewood, Colorado, as independent accountant and auditor to report on our financial statements for the year ended December 31, 2015. This action effectively dismissed HJ as our independent registered public accounting firm as of April 6, 2015.

In connection with our most recent fiscal year audit and any subsequent interim period preceding the dismissal of HJ, there were no disagreements with HJ or reportable events on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its report. In connection with its audit of our 2014 financial statements, HJ noted no matters involving the internal control structure and its operations that it considered to be material weaknesses.

The consolidated financial statements as of December 31, 2013, and for the year in the period ended December 31, 2013, included in this Form S-1 have been so included in reliance upon the report of B F Borgers CPA PC, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

CANNASYS, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
CannaSys, Inc.

We have audited the accompanying consolidated balance sheets of CannaSys, Inc. and subsidiaries as of December 31, 2014 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CannaSys, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC
Salt Lake City, UT
March 30, 2015

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of CannaSys, Inc.:

We have audited the accompanying balance sheets of CannaSys, Inc. (“the Company”) as of December 31, 2013 and the related statement of operations, changes in members’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of CannaSys, Inc., as of December 31, 2013 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ B F Borgers CPA PC

B F Borgers CPA PC
Denver, CO
August 20, 2014

CANNASYS, INC. Consolidated Balance Sheets

	December 31,
	2014	2013
Assets

Current Assets:
Cash	$525,720	$88,389
Accounts receivable	2,224	-
Prepaid expenses and other assets	2,828	1,685
Total Current Assets	530,772	90,074
Property & equipment, net	7,987	-
Software license	25,000	-
Deposit	12,502	-
Total Assets	$576,261	$90,074

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$21,133	$10,000
Accrued expenses	54,070	2,579
Due to a related party	1,320	-
Total Current Liabilities	76,523	12,579

Total Liabilities	76,523	12,579

Stockholders’ Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	-	-
Common stock, $0.001 par value, 75,000,000 shares
authorized, 11,043,755 and 3,960,000 shares issued and outstanding, respectively	11,044	3,960
Additional paid-in capital	2,247,524	106,028
Accumulated deficit	(1,758,830)	(32,493)
Total Stockholders’ Equity	499,738	77,495

Total Liabilities and Stockholders’ Equity	$576,261	$90,074

The accompanying notes are an integral part of these consolidated financial statements.

CANNASYS, INC. Consolidated Statements of Operations

	For the year ended December 31, 2014	For the period from inception on October 4, 2013 through December 31, 2013
Sales revenue	$6,538	$-
Cost of goods sold	12,006	-
Gross Margin	(5,468)	-

Operating Expenses:
Stock compensation expense	1,012,500	-
Professional fees	130,642	-
Salary and wages expense	274,057	-
General and administrative	125,132	32,493
Research and development expense	178,538	-
Total Operating Expenses	1,720,869	32,493

Loss from Operations	(1,726,337)	(32,493)

Net loss	$(1,726,337)	$(32,493)

Basic and diluted loss per common share	$(0.24)	$(0.00)

Weighted average number of common shares outstanding	7,282,387	3,960,000

The accompanying notes are an integral part of these consolidated financial statements.

CANNASYS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2014	For the period from inception on October 4, 2013 through December 31, 2013
Cash flow from operating activities
Net loss	$(1,726,337)	$(32,493)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	416	-
Stock-based compensation	1,012,500	-
Change in operating assets and liabilities:
Increase in accounts receivable	(2,224)	-
Increase in prepaids	(1,143)	(1,685)
Increase in other assets	(37,502)	-
Increase in related-party payable	1,320	-
Increase in accounts payable	25,414	10,000
Increase in accrued expenses	50,171	2,579
Net cash used in operating activities	(677,385)	(21,599)

Cash flows (used) /provided by investing activities:
Purchase of property and equipment	(8,403)	-
Cash acquired in merger between CannaSys and Thermal Tennis	35,719	-
Net cash provided by investing activities	27,316	-

Cash flows from financing activities:
Proceeds from the sales of common stock	1,087,400	100,000
Contributed capital	-	9,988
Net cash provided by financing activities	1,087,400	109,988

Net increase in cash	437,331	88,389
Cash at beginning of the period	88,389	-
Cash at end of the period	$525,720	$88,389

Supplemental Disclosures:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

CANNASYS, INC. STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total

Inception on October 4, 2013	-	$-	$-	$-	$-

Issuance of common stock for cash	3,960,000	3,960	106,028	-	109,988

Net loss for the year ended December 31, 2013	-	-	-	(32,493)	(32,493)

Balance, December 31, 2013	3,960,000	3,960	106,028	(32,493)	77,495

Issuance of common stock for cash	3,685,667	3,686	1,083,714	-	1,087,400

Issuance of common stock for compensation	675,000	675	1,011,825	-	1,012,500

Merger acquisition	2,723,088	2,723	45,957	-	48,680

Net loss for the year ended December 31, 2014	-	-	-	(1,726,337)	(1,726,337)

Balance, December 31, 2014	11,043,755	$11,044	$2,247,524	$(1,758,830)	$499,738

The accompanying notes are an integral part of these consolidated financial statements.

CANNASYS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization
We were organized as a Nevada corporation on August 25, 1999. On August 15, 2014, we entered into an Agreement and Plan of Merger to combine our business and activities with CannaSys, Inc., a privately held Colorado corporation focused on providing services to the cannabis industry (“CannaSys-Colorado”), into a single entity (the “Merger”). CannaSys-Colorado was originally formed on October 4, 2013, as a limited liability company, and converted to a corporation on June 26, 2014. Under the terms of the merger agreement, our wholly owned subsidiary formed to effectuate the Merger was merged with and into CannaSys-Colorado, the surviving entity, which then became our wholly owned subsidiary. By operation of the Merger, which was effective August 15, 2014, all of the CannaSys-Colorado outstanding common stock was converted into a total of 6,000,000 shares of our common stock, which constitutes 57.70% of our total issued and outstanding common stock. Our shareholders prior to the merger retained an aggregate of 4,398,088 shares of common stock. We had no outstanding options or warrants to purchase shares of common stock.

Due to the CannaSys-Colorado shareholders controlling us after the Merger, CannaSys-Colorado was considered the accounting acquirer. The transaction was therefore recognized as a reverse acquisition of the company by CannaSys-Colorado. The accompanying condensed consolidated financial statements are those of CannaSys-Colorado for all periods prior to the Merger.

In connection with the closing of the Merger and after meeting the requirements of the Securities Exchange Act of 1934, as amended, on November 12, 2014, we filed amended and restated articles of incorporation with the Nevada Secretary of State that: (i) changed our name to CannaSys, Inc.; (ii) increased our authorized capital stock to 80,000,000 shares, consisting of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock; (iii) authorized 5,000,000 shares of preferred stock; and (iv) made other modernizing, nonmaterial changes to our articles of incorporation. Changing the corporate name to CannaSys, Inc. was a condition to the Merger transaction. The name change better reflects the nature of our principal business operations and it became effective in the OTC market on December 2, 2015, when FINRA announced the name change. We have also received a new CUSIP number and our trading symbol was changed to “MJTK.”

Nature of Business
We provide technology services in the ancillary space of the cannabis industry. We are a technology company and we do not produce, sell, or handle in any manner cannabis products.

As the current cannabis industry grows and gains momentum around the country, technology needs for the industry have been largely underserved. Our focus on this niche element of the industry creates many efficient and profitable tools for both industry owners and consumers.

Our business consists of three product concepts—CannaTrade, CannaCash, and CannAssist—that together serve the entire cannabis industry from grower-wholesaler to end-user.

CannaTrade is a market-style, wholesale cannabis matching system designed to serve legal medical and recreational cannabis markets. CannaTrade proposes to bring the industry a secure, efficient, real-time wholesale product supply exchange and inventory management solution for connecting licensed wholesale buyers and sellers of all types of cannabis and non-cannabis products, while providing business logic to enhance governmental and regulatory compliance frameworks.

CannaCash is an affiliate-based membership rewards loyalty program designed specifically for the cannabis industry. An early version of CannaCash was introduced to the market in July 2014. The CannaCash points program and future gift-card/prepaid-card programs will be free for all cannabis customers and affordable for dispensaries and providers. CannaCash gift cards will be available in multiple denominations and will be redeemable at participating CannaCash locations. The CannaCash gift mechanism will allow for strong social media ties and an electronic solution for providing gift cards and other products to friends and family. CannaCash includes an internal control mechanism designed to comply with the regulatory requirements applicable to individual retail outlets and customers based on applicable state licensing information and customers’ addresses.

CannAssist will fulfill the technology needs that are specific to the cannabis industry. With technicians licensed and approved by the state to operate in restricted areas, CannAssist will serve the needs of cannabis business to install, update, and maintain critical systems for dispensaries, growers, and processors of cannabis. From video surveillance installation and maintenance to network security and support, CannAssist serves a wide range of technology challenges unique to the industry.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We have adopted a December 31 year end.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control, and preventing and detecting fraud. Our system of internal accounting control is designed to assure, among other items, that: (1) recorded transactions are valid; (2) valid transactions are recorded; and (3) transactions are recorded in the proper period in a timely manner to produce financial statements that present fairly our financial condition, results of operations, and cash flows for the respective periods being presented.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts and transactions of CannaSys-Colorado, the accounting acquirer, from the date of its inception on October 4, 2013, and refer to the consolidated entity after taking the Merger transaction into effect. All intercompany transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in accordance with U.S. GAAP permits management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All intercompany transactions have been eliminated in consolidation.

Concentrations of Credit Risk
We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash and Cash Equivalents
We consider all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents as of December 31, 2014 and 2013.

Fair Value of Financial Instruments
The carrying amounts of cash and current liabilities approximate fair value because of the short-term maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, and we do not use derivative instruments.

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. It also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

  Level 1:Quoted prices in active markets for identical assets or liabilities.
  Level 2:Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
  Level 3:Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions
The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Fixed Assets
Fixed assets are carried at the lower of cost or net realizable value. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Depreciation is computed using the straight-line method over the estimated useful life of the asset.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Equipment 3 years
Furniture and fixtures 3 years

Earnings (Loss) per Common Share
Net income (loss) per common share is computed pursuant to ASC 260-10-45. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that we incorporated as of the beginning of the first period presented.

Stock-based Compensation
We account for equity-based transactions with nonemployees under the provisions of ASC Topic No. 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

We account for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Revenue Recognition
We follow paragraph ASC 605-10-S99-1 for revenue recognition. We will recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Recently Issued Accounting Pronouncements
In January 2013, the FASB issued Accounting Standard Update (ASU) No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, clarifying which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the FASB determined that it could make them more operable and cost-effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under International Financing Reporting Standards. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on or after January 1, 2013. The adoption of ASU 2013-01 is not expected to have a material impact on our financial position or results of operations.

In July 2013, the FASB issued ASU No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Income Taxes
We follow ASC 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

We adopted ASC 740-10-25 (“ASC 740-10-25”) with regard to uncertainty income taxes. ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, we have an accumulated deficit of $1,758,830 at December 31, 2014, had a net loss of $1,726,337, and used net cash of $677,385 in operating activities for year ended December 31, 2014. This raises substantial doubt about our ability to continue as a going concern.

While we are attempting to increase operations and revenues, our cash position may not be significant enough to support our daily operations. Management intends to raise additional funds by way of debt and equity financing. Management believes that the actions presently being taken to further implement our business plan and generate increased revenues provide the opportunity for us to continue as a going concern. While we believe in the viability of our strategy to generate increased revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate increased revenues.

The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 4 – PROPERTY AND EQUIPMENT

Furniture, fixtures, and equipment, stated at cost, less accumulated depreciation at December 31, consisted of the following:

	December 31, 2014	December 31, 2013
Furniture, fixtures, and equipment	$8,403	$-
Less: accumulated depreciation	(416)	-
Fixed assets, net	$7,987	$-

Depreciation expense
Depreciation expense for the years ended December 31, 2014 and 2013, was $416 and $0, respectively.

NOTE 5 – SOFTWARE LICENSE

Effective February 12, 2015, we entered into an exclusive licensing agreement with Loyl.Me, an established provider of automated marketing and customer relationship management software. The licensing agreement allows us the opportunity for perpetual and exclusive rights and ability to provide the cannabis community a convenient, cost-effective, and streamlined technology that is widely used in the non-cannabis industry. The technology is being branded as “CannaCash BumpUp.” The agreement requires six installment payments of $25,000 each. The first $25,000 was paid in October 2014 in conjunction with the signing of a letter of intent.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating Lease

We currently occupy office space at 1720 S. Bellaire Street, Suite 325, Denver, CO. Our offices consist of approximately 1,786 rentable square feet. The lease term is 40 months and commenced on November 1, 2014.

Future minimum lease payments for the next four years is as follows:

Year	Amount
2015	$28,278
2016	35,423
2017	37,208
2018	6,251
$107,160

NOTE 7 – RELATED-PARTY TRANSACTIONS

During the year ended December 31, 2013, F-Squared Enterprises LLC contributed $7,488 for working capital. F-Squared Enterprises LLC is owned 100% by Brandon Jennewine, who serves as our president, chief executive officer, and a director. Daniel J. Rogers, who serves as our vice president, secretary/treasurer, chief financial officer, and a director contributed $2,500 for working capital.

During the year ended December 31, 2014, we received IT consulting services from Tribal Knowledge Health LLC (TK Health). TK Health is owned by Brandon Jennewine, who serves as our President, Chief Executive Officer, and a director. We paid TK Health a total of $22,512 in 2014 for its IT services.

NOTE 8 – STOCKHOLDERS’ EQUITY (DEFICIT)

During the year ended December 31, 2013, we sold 3,960,000 shares of common stock for total cash proceeds of $109,988.

During the year ended December 31, 2014, we sold 2,040,000 shares of common stock to B44 LLC for total cash proceeds of $200,000.

During the third quarter, we issued 675,000 share of common stock for Compensation of $1,012,500.

During the third quarter, we issued 1,000,000 shares of common stock for total cash proceeds of $500,000.

During the fourth quarter, we issued 645,667 shares of common stock for total cash proceeds of $387,400.

In connection with the Merger consummated on or about August 15, 2014, we issued a total of 6,000,000 unregistered shares of common stock to a total of 17 persons in exchange for 100% of the issued and outstanding shares of CannaSys-Colorado. Our shareholders prior to the merger retained an aggregate of 2,723,088 shares of common stock, eliminating 1,601,912 shares in consolidation. The Merger was consummated in order to raise capital for the Company to allow it to deliver its products to market.

NOTE 9 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31:

	2014	2013
Deferred Tax Assets:
NOL Carryover	$188,900	$-
Related-party accrual	500	-
Depreciation	1,500	-
Deferred tax liabilities:
Less valuation allowance	(190,900)	-
Net deferred tax assets	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, due to the following:

	2014	2013
Book Income (loss)	$(583,800)	$-
Meals and entertainment	1,000	-
Depreciation	(1,500)	-
Other nondeductible expenses	394,900	-
Related party accruals	500	-
Valuation allowance	188,900	-
	$-	$-

At December 31, 2014, we had net operating loss carryforwards of approximately $484,000 that may be offset against future taxable income through the year 2033. No tax benefit has been reported in the December 31, 2014, financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Previous to June 26, 2014, the Company was a Limited Liability Company treated as a pass through entity.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NOTE 10 – SUBSEQUENT EVENTS

Effective February 12, 2015, we entered into an exclusive licensing agreement with Loyl.Me, an established provider of automated marketing and customer relationship management software. The licensing agreement allows us the opportunity for perpetual and exclusive rights and ability to provide the cannabis community a convenient, cost-effective, and streamlined technology that is widely used in the non-cannabis industry. The agreement requires six installment payments of $25,000 and the issuance of common stock and 8% of revenue from the use of the licensed technology.

On February 9, 2015, we authorized the issuance of 25,000 shares of common stock per the terms of the licensing agreement with Loyl.Me.

CANNASYS, INC.
Condensed Balance Sheets

	September 30, 2015	December 31, 2014
Assets	(unaudited)

Current Assets:
Cash	$19,381	$525,720
Accounts receivable	800	2,224
Prepaid expenses and other assets	-	2,828
Total Current Assets	20,181	530,772
Property & equipment, net	5,884	7,987
Software license	205,000	25,000
Deposit	12,502	12,502
Total Assets	$243,567	$576,261

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable	$54,723	$21,133
Accrued expenses	62,121	54,070
Notes payable	200,000	-
Due to a related party	-	1,320
Total Current Liabilities	316,844	76,523

Total Liabilities	316,844	76,523
Commitments and Contingencies	-	-
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares
authorized, no shares issued	-	-
Common stock, $0.001 par value, 75,000,000 shares
authorized, 11,298,405 and 11,043,755 shares issued and
outstanding, respectively	11,299	11,044
Additional paid-in capital	2,538,519	2,247,524
Accumulated deficit	(2,623,095)	(1,758,830)
Total Stockholders’ Equity (Deficit)	(73,277)	499,738

Total Liabilities and Stockholders’ Equity (Deficit)	$243,567	$576,261

The accompanying notes are an integral part of these condensed unaudited financial statements.

CANNASYS, INC.
Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Sales revenue	$48,156	$1,627	$76,404	$1,627
Cost of goods sold	6,800	1,832	10,018	8,874
Gross Margin	41,356	(205)	66,386	(7,247)

Operating Expenses:
Professional fees	58,847	61,314	155,827	61,314
Salary and wage expense	335,297	1,098,398	572,151	1,148,747
General and administrative	96,394	47,496	200,585	227,560
Total Operating Expenses	490,538	1,207,208	928,563	1,437,621

Loss from Operations	(449,182)	(1,207,413)	(862,177)	(1,444,868)

Other expense:
Interest expense	(1,410)	-	(2,088)	-
Total other expense	(1,410)	-	(2,088)	-

Loss before provision for income taxes	(450,592)	(1,207,413)	(864,265)	(1,444,868)
Provision for income taxes	-	-	-	-

Net loss	$(450,592)	$(1,207,413)	$(864,265)	$(1,444,868)

Basic and diluted loss per common share	$(0.04)	$(0.13)	$(0.08)	$(0.24)

Weighted average number of common shares outstanding	11,274,053	9,062,217	11,135,605	6,020,440

The accompanying notes are an integral part of these condensed unaudited financial statements.

CANNASYS, INC.
Condensed Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended September 30,
	2015	2014
Cash flow from operating activities
Net loss	$(864,265)	$(1,444,868)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	2,103	-
Stock based compensation	208,000	-
Change in operating assets and liabilities:
Decrease in accounts receivable	1,424	-
Decrease in prepaids	2,828	1,685
Increase in other assets	(96,750)	-
Increase (decrease) in related-party payable	(1,320)	1,320
Increase in accounts payable	33,590	20,361
Increase in accrued expenses	8,051	1,032,942
Net cash used in operating activities	(706,339)	(388,560)

Cash flows provided by investing activities:
Cash acquired in merger	-	35,719
Net cash provided by investing activities		35,719

Cash flows from financing activities:
Proceeds from loans	200,000	500,000
Proceeds from sale of common stock	-	200,000
Proceeds from stock subscription payable	-	252,000
Net cash provided by financing activities	200,000	952,000

Net increase (decrease)in cash	(506,339)	599,159
Cash at beginning of the period	525,720	88,389
Cash at end of the period	$19,381	$687,548

Supplemental Disclosures:
Interest paid	$-	$-
Income taxes paid	$-	$-

Supplemental disclosure of non-cash activities
Common stock issued for software license	$83,249	$-

The accompanying notes are an integral part of these condensed unaudited financial statements.

CANNASYS, INC. AND SUBSIDIARIES
Notes to the Condensed Financial Statements
September 30, 2015
(Unaudited)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization
We were organized as a Nevada corporation on August 25, 1999. On August 15, 2014, we entered into an Agreement and Plan of Merger to combine our business and activities with CannaSys, Inc., a privately held Colorado corporation focused on providing services to the cannabis industry (“CannaSys-Colorado”), into a single entity (the “Merger”). CannaSys-Colorado was originally formed on October 4, 2013, as a limited liability company, and converted to a corporation on June 26, 2014. Under the terms of the merger agreement, our wholly owned subsidiary formed to effectuate the Merger was merged with and into CannaSys-Colorado, the surviving entity, which then became our wholly owned subsidiary. By operation of the Merger, which was effective August 15, 2014, all of the CannaSys-Colorado outstanding common stock was converted into a total of 6,000,000 shares of our common stock, which then constituted 57.70% of our total issued and outstanding common stock. Our shareholders prior to the Merger retained an aggregate of 4,398,088 shares of common stock; we had no outstanding options or warrants to purchase shares of common stock.

Due to the CannaSys-Colorado shareholders controlling us after the Merger, CannaSys-Colorado was considered the accounting acquirer. The transaction was therefore recognized as a reverse acquisition of us by CannaSys-Colorado. The accompanying condensed consolidated financial statements are those of CannaSys-Colorado for all periods prior to the Merger.

In connection with the closing of the Merger and after meeting the requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), on November 12, 2014, we filed amended and restated articles of incorporation with the Nevada Secretary of State that: (i) changed our name to CannaSys, Inc.; (ii) increased our authorized capital stock to 80,000,000 shares, consisting of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock; (iii) authorized 5,000,000 shares of preferred stock; and (iv) made other modernizing, nonmaterial changes to our articles of incorporation. Changing our corporate name to CannaSys, Inc. was a condition to the Merger transaction. The name change better reflects the nature of our principal business operations, and it became effective in the OTC Markets on December 2, 2014, when FINRA announced the name change. We have also received a new CUSIP number and our trading symbol was changed to “MJTK.”

Nature of Business
We provide technology services in the ancillary space of the cannabis industry. We are a technology company, and we do not produce, sell, or handle in any manner cannabis products.

As the current cannabis industry grows and gains momentum around the country, technology needs for the industry have been largely underserved. Our focus on this niche element of the industry creates many efficient and profitable tools for both industry owners and consumers.

Our business consists of four products currently in the marketplace—BumpUp, CannaCash, CannaTrade, and CannaLIMS—that together serve the entire cannabis industry from grower-wholesaler to end-user.

BumpUp is a content resource management platform or customer retention software designed to allow cannabis industry operators the ability to automatically market and target customers in the regulated cannabis markets. The BumpUp technology allows for strong social media ties and an electronic messaging system for cannabis industry operators to effectively and efficiently communicate with the customers with the goal of customer retention. The program is designed to comply with regulatory requirements. The program allows for a mobile application that is geographically restricted to be available only in states that allow safe-access laws to cannabis.

CannaTrade is a market-style matching system designed to serve legal medical and recreational cannabis and hemp markets. CannaTrade and its sister product, ExchangeHemp, bring the industry a secure, efficient, real-time wholesale product supply exchange and inventory management solution for connecting licensed wholesale buyers and sellers of all types of cannabis and non-cannabis products, while providing business logic to enhance governmental and regulatory compliance frameworks.

CannaCash is an affiliate-based membership rewards loyalty program designed specifically for the cannabis industry. An early version of CannaCash was introduced to the market in July 2014. The CannaCash points program and future gift-card/prepaid-card programs will be free for all cannabis customers and affordable for dispensaries and providers. CannaCash gift cards will be available in multiple denominations and will be redeemable at participating CannaCash locations. The CannaCash gift mechanism will allow for strong social media ties and an electronic solution for providing gift cards and other products to friends and family. CannaCash includes an internal control mechanism designed to comply with the regulatory requirements applicable to individual retail outlets and customers based on applicable state licensing information and customers’ addresses. We plan to integrate our CannaCash solution with our BumpUp loyalty rewards solution for a complete end-to-end consumer experience.

CannaLIMS provides a specific Laboratory Information Management System to regulated testing laboratories in regulated cannabis states. This software-based laboratory and information management system is designed specific to the cannabis industry and laboratory testing. The software features workflow and data tracking support, flexible architecture, and laboratory specified reporting output. We have currently released this product to the marketplace and are aggressively marketing to cannabis labs in regulated markets.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These financial statements should be read in conjunction with the audited financial statements and footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2014. The results of the nine months ended September 30, 2015, are not necessarily indicative of the results to be expected for the full year ending December 31, 2015.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control, and preventing and detecting fraud. Our system of internal accounting control is designed to assure, among other items, that: (1) recorded transactions are valid; (2) valid transactions are recorded; and (3) transactions are recorded in the proper period in a timely manner to produce financial statements that present fairly our financial condition, results of operations, and cash flows for the respective periods being presented.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts and transactions of CannaSys-Colorado, the accounting acquirer, from the date of its inception on October 4, 2013, and refer to the consolidated entity after taking the Merger transaction into effect. All intercompany transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in accordance with U.S. GAAP permits management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All intercompany transactions have been eliminated in consolidation.

Concentrations of Credit Risk
We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash and Cash Equivalents
We consider all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents as of September 30, 2015, and December 31, 2014.

Reclassifications
Certain reclassifications have been made to the prior year financial information to conform to the presentation used in the financial statements for the three and nine months ended September 30, 2015.

Fair Value of Financial Instruments
The carrying amounts of cash and current liabilities approximate fair value because of the short-term maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, and we do not use derivative instruments.

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants. It also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

·	Level 1:	Quoted prices in active markets for identical assets or liabilities.

·	Level 2:	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.

·	Level 3:	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Fixed Assets
Fixed assets are carried at the lower of cost or net realizable value. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Depreciation is computed using the straight-line method over the estimated useful life of the asset.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Equipment	3 years
Furniture and fixtures	3 years

Earnings (Loss) per Common Share
Net income (loss) per common share is computed pursuant to ASC 260-10-45, Earnings per Share. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that we incorporated as of the beginning of the first period presented. As of September 30, 2015 and 2014, there were no potentially dilutive shares.

Stock-based Compensation
We account for equity-based transactions with nonemployees under the provisions of ASC 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

We account for employee stock-based compensation in accordance with the guidance of FASB ASC 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Revenue Recognition
We follow ASC 605-10-S99-1, Revenue Recognition, for revenue recognition. We will recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the product has been shipped or the services have been rendered to the customer; (iii) the sales price is fixed or determinable; and (iv) collectability is reasonably assured.

Recently Issued Accounting Pronouncements
In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments: (1) provide a definition of the term “substantial doubt”; (2) require an evaluation every reporting period including interim periods; (3) provide principles for considering the mitigating effect of management’s plans; (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans; (5) require an express statement and other disclosures when substantial doubt is not alleviated; and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted.

We have reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on our consolidated results of operations, financial position, and cash flows. Based on that review, these pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Income Taxes
We follow ASC 740-10-30, Income Taxes-Initial Measurement, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income in the period that includes the enactment date.

We adopted ASC 740-10-25, Accounting for Uncertainty in Income Taxes. ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, we have an accumulated deficit of $2,623,095 at September 30, 2015, had a net loss of $864,265, and used cash in operating activities of $706,339. This raises substantial doubt about our ability to continue as a going concern.

While we are attempting to increase operations and revenues, our cash position may not be significant enough to support our daily operations. Management intends to raise additional funds by way of debt and equity financing. Management believes that the actions presently being taken to further implement our business plan and generate increased revenues provide the opportunity for us to continue as a going concern. While we believe in the viability of our strategy to generate increased revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate increased revenues.

The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 4 – PROPERTY AND EQUIPMENT

Furniture, fixtures, and equipment, stated at cost, less accumulated depreciation consisted of the following:

	September 30, 2015	December 31, 2014
Furniture, fixtures, and equipment	$8,403	$8,403
Less: accumulated depreciation	(2,519)	(416)
Fixed assets, net	$5,884	$7,987

Depreciation Expense
Depreciation expense for the nine months ended September 30, 2015 and 2014, was $2,103 and $0, respectively.

NOTE 5 – SOFTWARE LICENSE

Effective February 12, 2015, we entered into an exclusive licensing agreement with Loyl.Me, an established provider of automated marketing and customer relationship management software. The licensing agreement allows us the opportunity for perpetual and exclusive rights and ability to provide the cannabis community a convenient, cost-effective, and streamlined technology that is widely used in the non-cannabis industry. The technology is being branded as “CannaCash BumpUp.” The term of the agreement is perpetual; therefore, no amortization is being recognized. However, the value of the license will undergo an annual impairment test as required by ASC 350, Intangibles—Goodwill and Other. The agreement requires nine installment payments of $25,000, each to be paid with a combination of cash and stock, and 8% of revenue from the use of the licensed technology. As of September 30, 2015, we had paid $205,000 in cash and stock towards the total cost of the license.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating Lease
We currently occupy office space at 1720 S. Bellaire Street, Suite 325, Denver, CO. Our offices consist of approximately 1,786 rentable square feet. The lease term is 40 months and commenced on November 1, 2014.

Future minimum lease payments for the next four years are as follows:

Year	Amount
2015	$28,278
2016	35,423
2017	37,208
2018	6,251
$107,160

NOTE 7 – NOTES PAYABLE

During the nine months ended September 30, 2015, we executed unsecured promissory notes to two accredited investors for a total of $200,000 in a private placement of our securities. The notes accrue interest at 1% per annum and are due and payable on March 1, 2016.

NOTE 8 – RELATED-PARTY TRANSACTIONS

As of December 31, 2014, we owed $1,320 for cash advances to the former president of Thermal Tennis. The advance was due on demand and non-interest-bearing. The advance was paid in the nine months ended September 30, 2015.

NOTE 9– STOCKHOLDERS’ EQUITY (DEFICIT)

On February 9, 2015, we authorized the issuance of 25,000 shares of common stock per the terms of the licensing agreement with Loyl.Me. The shares were valued at $2.00 per share, the closing stock price on the date of grant, for total noncash stock compensation expense of $50,000.

On April 10, 2015, we authorized the issuance of 5,612 shares of common stock per the terms of the licensing agreement with Loyl.Me. The shares were valued at $1.47 per share, the closing stock price on the date of grant, for total noncash stock compensation expense of $8,250.

On July 10, 2015, we authorized the issuance of 24,038 shares of common stock per the terms of the licensing agreement with Loyl.Me. The shares were valued at $1.04 per share, the closing stock price on the date of grant, for total noncash stock compensation expense of $25,000.

On July 10, 2015, we authorized the issuance of 1,250,000 shares of common stock to Michael Tew, our CEO. The shares are to vest and be delivered over 2.5 years beginning with 125,000 shares on July 10, 2015, followed by 125,000 shares on the first day of each subsequent quarter. Shares will be valued at the closing stock price on the day of issuance. The first 125,000 shares were valued at $1.04 per share for total noncash compensation expense of $130,000.

On July 10, 2015, we authorized the issuance of 500,000 shares of common stock to Brandon Jennewine, our CTO. The shares are to vest and be delivered over 2.5 years beginning with 50,000 shares on July 10, 2015, followed by 50,000 shares on the first day of each subsequent quarter. Shares will be valued at the closing stock price on the day of issuance. The first 50,000 shares were valued at $1.04 per share for total noncash compensation expense of $52,000.

On July 10, 2015, we authorized the issuance of 250,000 shares of common stock to a consultant. The shares are to vest and be delivered over 2.5 years beginning with 25,000 shares on July 10, 2015, followed by 25,000 shares on the first day of each subsequent quarter. Shares will be valued at the closing stock price on the day of issuance. The first 25,000 shares were valued at $1.04 per share for total noncash compensation expense of $26,000.

NOTE 10– SUBSEQUENT EVENTS

In accordance with FASB ASC 855-10, Subsequent Events¸ we have analyzed our operations subsequent to September 30, 2015, and have determined that we do not have any material subsequent events to disclose in these financial other than the following.

On October 1, 2015, we authorized the issuance of 200,000 shares of common stock for compensation expense. The shares were valued at $0.29 per share, the closing stock price on the date of grant, for total noncash stock compensation expense of $58,000.

On October 10, 2015, we authorized the issuance of 77,640 shares of common stock per the terms of the licensing agreement with Loyl.Me. The shares were valued at $0.322 per share, the closing stock price on the date of grant, for total noncash stock compensation expense of $25,000.

On October 14, 2015, we entered into a Securities Purchase Agreement with EMA Financial, LLC, a Delaware limited liability company (“EMA”), and executed a 10% Convertible Note in favor of EMA in the principal amount of $28,000.

PART II
Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by the Registrant in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount(1)
SEC registration fee	$ 74.30
Transfer agent's, and registrars' fees and expenses	2,000.00
Accounting fees and expenses	12,500.00
Legal fees and expenses	50,000.00
Printing and engraving expenses	2,000.00
Miscellaneous	3,425.70
Total	$70,000.00
_______________
(1)	All amounts except SEC registration fee are estimates.

Item 14. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statures and "Article VII - Indemnification of Officers, Directors, and Others" of the Registrant's amended and restated articles of incorporation provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act, and therefore, is unenforceable. See "Item 17. Undertakings."

Item 15. Recent Sales of Unregistered Securities

Sales by the Registrant, then named Thermal Tennis, Inc.

Thermal Tennis, Inc., did not issue any unregistered securities during the year ended December 31, 2013.

Effective July 1, 2014, Thermal Tennis, Inc., issued a total of 901,676 unregistered shares of common stock to a total of nine persons in exchange for cancellation of debt in the aggregate amount of $225,419.

On or about August 7, 2014, Thermal Tennis, Inc., issued a total of 100,000 unregistered shares of common stock to two persons for $25,000. These shares were issued in reliance on Rule 506 of Regulation D.

On or about August 7, 2014, Thermal Tennis, Inc., issued a total of 675,000 unregistered shares of common stock to a total of five persons as bonuses for services rendered. These shares were issued in reliance on Rule 506 of Regulation D.

On or about August 7, 2014, Thermal Tennis, Inc., issued a total of 45,412 unregistered shares of common stock to three persons for $22,706. These shares were issued in reliance on Rule 506 of Regulation D.

On or about August 7, 2014, Thermal Tennis, Inc., issued a total of 1,000,000 unregistered shares of common stock to a total of 20 persons for $500,000. These shares were issued in reliance on Rule 506 of Regulation D.

Sales by CannaSys, Inc., a Colorado corporation (later acquired by the Registrant in a reverse acquisition)

During the year ended December 31, 2013, CannaSys, Inc., a Colorado corporation, sold 3,960,000 shares of common stock for total cash proceeds of $109,988.

During the quarter ended March 31, 2014, CannaSys, Inc., a Colorado corporation, sold 1,020,000 shares of common stock to B44 LLC, for total cash proceeds of $100,000.

During the quarter ended June 30, 2014, CannaSys, Inc., a Colorado corporation, sold 1,020,000 shares of common stock to B44 LLC, for total cash proceeds of $100,000.

Acquisition by the Registrant of CannaSys, Inc., a Colorado corporation (the reverse merger)

In connection with the reverse merger consummated on or about August 15, 2014, Thermal Tennis, Inc., issued a total of 6,000,000 unregistered shares of common stock to a total of 17 persons in exchange for 100% of the issued and outstanding shares of CannaSys, Inc., a Colorado corporation.

Post-Merger Sales by the Registrant

On or about October 23, 2014, CannaSys, Inc., issued 436,667 unregistered shares of common stock to a total of 12 persons for $262,000. These shares were issued in reliance on Rule 506 of Regulation D.

From September 26 through December 19 2014, CannaSys, Inc., sold 645,667 unregistered shares of common stock to 14 accredited investors for $387,400 in a private placement of securities.

In connection with a License Agreement, on February 11, 2015, and April 27, 2015, CannaSys, Inc., issued 25,000 and 5,612 shares of common stock, respectively, to Loyl.Me, LLC.

On February 9, 2015, CannaSys, Inc., issued 25,000 shares of common stock to Loyl.Me, LLC, for total noncash stock compensation expense of $50,000.

On April 10, 2015, CannaSys, Inc., issued 5,612 shares of common stock to Loyl.Me, LLC, for total noncash stock compensation expense of $8,250.

On July 10, 2015, CannaSys, Inc., issued 24,038 shares of common stock to Loyl.Me, LLC, for total noncash stock compensation expense of $25,000.

On July 10, 2015, CannaSys, Inc., issued 125,000 shares of common stock to Michael Tew, which were returned for cancellation on December 31, 2015.

On July 10, 2015, CannaSys, Inc., issued 50,000 shares of common stock to Brandon Jennewine, which were returned for cancellation on December 31, 2015.

On July 10, 2015, CannaSys, Inc., issued 25,000 shares of common stock to Daniel J. Rogers, which were returned for cancellation on December 31, 2015.

On October 1, 2015, CannaSys, Inc., issued 200,000 shares of common stock for total noncash stock compensation expense of $58,000.

On October 10, 2015, CannaSys, Inc., issued 77,640 shares of common stock to Loyl.Me, LLC, for total noncash stock compensation expense of $25,000.

On October 14, 2015, CannaSys, Inc., entered into a Securities Purchase Agreement with EMA Financial, LLC, a Delaware limited liability company ("EMA"), and executed a 10% Convertible Note in favor of EMA in the principal amount of $28,000. EMA funded the note on October 19, 2015, less $3,000, which it retained for its due diligence and legal fees.

CannaSys, Inc., issued an incentive stock grant for 250,000 shares of common stock to Green Capital Ventures, Inc. in connection with the Marketing and Alliance Agreement with the shares vesting over 12 months in four equal quarterly installments.

On November 18, 2015, CannaSys, Inc., executed a 10% Convertible Promissory Note in favor of Tangiers Investment Group, LLC, a Delaware limited liability company ("Tangiers"), in the total face value of $240,000. Tangiers funded the initial consideration of $60,000 under the note on November 18, 2015, less $10,000, which was retained by Tangiers through an original issue discount for due diligence and legal expenses related to the transaction.

On November 30, 2015, CannaSys, Inc., executed a 12% Convertible Promissory Note in favor of Kodiak Capital Group, LLC, in the total face value of $50,000. Kodiak Capital funded the initial consideration of $35,000 under the note on November 30, 2015, less $15,000, which was retained by Kodiak Capital through an original issue discount for due diligence and legal expenses related to the transaction.

On December 3, 2015, CannaSys, Inc., entered into a Securities Purchase Agreement with Auctus Fund, LLC, a Delaware limited liability company ("Auctus"), and executed a 10% Convertible Promissory Note in favor of Auctus, in the principal amount of $49,250. Auctus funded the consideration of $44,000 under the note on December 3, 2015, less $5,250, which was retained by Auctus for due diligence and legal expenses related to the transaction.

On December 15, 2015, CannaSys, Inc., entered into an Equity Purchase Agreement with Kodiak Capital Group, LLC, that provides the terms and conditions for Kodiak Capital's purchase of up to $1,000,000 in common stock.

On December 16, 2015, CannaSys, Inc., entered into a Securities Purchase Agreement with Adar Bays, LLC, a Florida limited liability company, relating to the issuance and sale of two 8% convertible notes in the aggregate principal amount of $70,000 (with the first note in the amount of $35,000 and the second note in the amount of $35,000), both of which are convertible into shares of common stock upon the terms and subject to the limitations and conditions set forth in the notes.

On December 20, 2015, in connection with the Consulting Agreement with National Concessions Group, Inc., CannaSys, Inc., issued a warrant to purchase 300,000 shares of common stock.

On December 31, 2015, in connection with the amendment of Michael A. Tew's employment agreement, CannaSys, Inc., issued to Mr. Tew a warrant to purchase 1,500,000 shares of common stock. In addition, CannaSys, Inc., issued a warrant to purchase 1,500,000 shares of our common stock vesting in equal amounts over a six-quarter period commencing March 31, 2016.

On December 31, 2015, in connection with the amendment of Brandon C. Jennewine's employment agreement, CannaSys, Inc., issued to Mr. Jennewine a warrant to purchase 500,000 shares of common stock.

Effective December 24, 2015, CannaSys, Inc., issued to Daniel J. Rogers a warrant to purchase 250,000 shares of common stock.

Effective December 24, 2015, CannaSys, Inc., issued to David H. Wollins a warrant to purchase 150,000 shares of common stock, vesting in equal amounts in a four-quarter period commencing March 31, 2016.

On January 13, 2016, CannaSys, Inc., borrowed $75,000 from B44, LLC, a Colorado limited liability company and issued to B44, LLC a warrant to purchase 225,000 shares of common stock.

On January 24, 2016, CannaSys, Inc., issued a warrant to purchase 100,000 shares of common stock to Consigliere, Inc.

The securities represented by each of the transactions described above were issued in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving any public offering. Each of the investors is either an "accredited investor" as defined in Rule 501(a) of Regulation D or a sophisticated investor able to bear the risks of the investment. Each investor confirmed the foregoing and acknowledged that the securities must be acquired and held for investment. All certificates evidencing the shares of common stock on conversion of the notes, issuances under the restricted stock grants, or upon the exercise of the warrants will bear a restrictive legend. No underwriter participated in the offer and sale of these securities, and no commission or other remuneration was paid or given directly or indirectly in connection therewith.

Item 16. Exhibits and Financial Statement Schedules

(a)            Exhibits:

Exhibit Number*	Title of Document	Location

Item 2	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession
2.01	Agreement and Plan of Merger	Incorporated by reference from the Current Report on Form 8-K/A filed August 28, 2014

Item 3	Articles of Incorporation and Bylaws
3.01	Amended and Restated Articles of Incorporation, filed November 12, 2014	Incorporated by reference from a Current Report on Form 8-K filed November 12, 2014

3.02	Bylaws	Incorporated by reference from the Registration Statement on Form S‑1 filed May 13, 2008

Item 4	Instruments Defining the Rights of Security Holders, including indentures
4.01	Specimen Common Stock Certificate of Registrant	Incorporated by reference from the Registration Statement on Form S‑1 filed May 13, 2008

Item 5	Opinion re Legality
5.01	Opinion of Kruse Landa Maycock & Ricks, LLC	This filing.

Item 10	Material Contracts
10.01	Sublease Agreement between Motocol LLC and CannaSys, LLC dated February 1, 2014	Incorporated by reference from the Current Report on Form 8-K filed August 21, 2014

10.02	Employment letter agreement of Brandon C. Jennewine dated July 8, 2014**	Incorporated by reference from the Current Report on Form 8-K filed August 21, 2014

Exhibit Number*	Title of Document	Location

10.03	Employment letter agreement of Daniel J. Rogers dated July 8, 2014**	Incorporated by reference from the Current Report on Form 8-K filed August 21, 2014

10.04	Office Lease between CannaSys, Inc. (Tenant) and Denver Tower Equities LLC (Landlord), dated October 16, 2014	Incorporated by reference from the Current Report on Form 8-K filed October 20, 2014

10.05	License Agreement between Loyl.Me LLC and CannaSys, LLC dated February 9, 2015	Incorporated by reference from the Current Report on Form 8-K filed February 12, 2015

10.06	License Agreement between Loyl.Me LLC and CannaSys, LLC dated February 12, 2015	Incorporated by reference from the Current Report on Form 8-K filed February 12, 2015

10.07	Revised employment letter agreement of Brandon Jennewine dated January 30, 2015**	Incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2014, filed March 30, 2015

10.08	Revised employment letter agreement of Dan Rogers dated January 30, 2015**	Incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2014, filed March 30, 2015

10.09	Employment Agreement between CannaSys, Inc. and Michael A. Tew (executive), effective July 1, 2015**	Incorporated by reference from the Current Report on Form 8-K filed July 15, 2015

10.10	Employment Agreement between CannaSys, Inc. and Brandon C. Jennewine (executive), effective July 1, 2015**	Incorporated by reference from the Current Report on Form 8-K filed July 15, 2015

10.11	Grant of Restricted Stock between CannaSys, Inc. and Michael A. Tew, effective July 1, 2015**	Incorporated by reference from the Current Report on Form 8-K filed July 15, 2015

10.12	Grant of Restricted Stock between CannaSys, Inc. and Brandon C. Jennewine, effective July 1, 2015**	Incorporated by reference from the Current Report on Form 8-K filed July 15, 2015

10.13	Securities Purchase Agreement between CannaSys, LLC and EMA Financial, LLC dated October 14, 2015	Incorporated by reference from the Current Report on Form 8-K filed October 23, 2015

10.14	10% Convertible Note between CannaSys, Inc. and EMA Financial, LLC dated October 14, 2015	Incorporated by reference from the Current Report on Form 8-K filed October 23, 2015

Exhibit Number*	Title of Document	Location

10.15	Share Exchange Agreement between MHB, Inc. and CannaSys, LLC, including Exhibit A-Gross Revenue Assignment, dated November 3, 2015	Incorporated by reference from the Current Report on Form 8-K/A filed November 17, 2015

10.16	Marketing and Alliance Agreement between Green Capital Ventures, Inc. and CannaSys, Inc., dated as of November 11, 2015, including exhibits	Incorporated by reference from the Current Report on Form 8-K filed November 23, 2015

10.17	10% Convertible Note between CannaSys, Inc. and Tangiers Investment Group, LLC, dated November 18, 2015	Incorporated by reference from the Current Report on Form 8-K filed November 24, 2015

10.18	10% Convertible Note between CannaSys, Inc. and Auctus Fund, LLC, dated December 3, 2015	Incorporated by reference from the Current Report on Form 8-K filed December 9, 2015

10.19	Securities Purchase Agreement between CannaSys, Inc. and Auctus Fund, LLC, dated December 3, 2015	Incorporated by reference from the Current Report on Form 8-K filed December 9, 2015

10.20	12% Convertible Note between CannaSys, Inc. and Kodiak Investment Group, LLC, dated November 30, 2015	Incorporated by reference from the Current Report on Form 8-K filed December 22, 2015

10.21	Equity Purchase Agreement between CannaSys, Inc. and Kodiak Investment Group, LLC, dated December 15, 2015	Incorporated by reference from the Current Report on Form 8-K filed December 22, 2015

10.22	Registration Rights Agreement between CannaSys, Inc. and Kodiak Investment Group, LLC, dated December 15, 2015	Incorporated by reference from the Current Report on Form 8-K filed December 22, 2015

10.23	Convertible Promissory Note due July 15, 2016	Incorporated by reference from the Current Report on Form 8-K filed December 22, 2015

10.24	Technology Services Agreement between CannaSys, Inc. and National Concessions Group, Inc., dated December 20, 2015, including exhibits	Incorporated by reference from the Current Report on Form 8-K filed December 23, 2015

10.25	Consulting Agreement between CannaSys, Inc. and National Concessions Group, Inc., dated December 20, 2015, including Warrant	Incorporated by reference from the Current Report on Form 8-K filed December 23, 2015

10.26	Asset Purchase Agreement between CannaSys, Inc. and Luvbuds, LLC, and Brett Harris, entered December 17, 2015	This filing.

Exhibit Number*	Title of Document	Location

10.27	Bill of Sale, Assignment, and Assumption Agreement between CannaSys, Inc. and Luvbuds, LLC, dated December 17, 2015	This filing.

10.28	Amendment No. 1 to Employment Agreement between CannaSys, Inc. and Michael A. Tew, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.29	Amendment No. 1 to Employment Agreement between CannaSys, Inc. and Brandon C. Jennewine, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.30	CannaSys, Inc. Warrant for the Purchase of 1,500,000 Shares of Common Stock, Par Value $0.001, issued to Michael A. Tew, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.31	CannaSys, Inc. Warrant for the Purchase of 1,500,000 Shares of Common Stock, Par Value $0.001, issued to Michael A. Tew, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.32	CannaSys, Inc. Warrant for the Purchase of 500,000 Shares of Common Stock, Par Value $0.001, issued to Brandon Jennewine, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.33	CannaSys, Inc. Warrant for the Purchase of 250,000 Shares of Common Stock, Par Value $0.001, issued to Daniel J. Rogers, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

10.34	CannaSys, Inc. Warrant for the Purchase of 150,000 Shares of Common Stock, Par Value $0.001, issued to David H. Wollins, effective December 24, 2015**	Incorporated by reference from the Current Report on Form 8-K filed January 6, 2016

Item 16	Letter re Change in Certifying Accountant
16.01	Letter from HJ & Associates to Securities and Exchange Commission regarding change in certifying accountant dated April 8, 2015	Incorporated by reference from the Current Report on Form 8-K filed April 8, 2015

Item 21	Subsidiaries of the Registrant
21.01	Schedule of Subsidiaries	This filing.

Item 23	Consents of Experts and Counsel
23.01	Consent of BF Borgers CPA, PC	This filing.

23.02	Consent of HJ & Associates, LLC	This filing.

23.03	Consent of Kruse Landa Maycock & Ricks, LLC	Included in exhibit 5.01.

Exhibit Number*	Title of Document	Location

Item 24	Power of Attorney
24.01	Power of Attorney	See signature page to this filing.

Item 101	Interactive Data Files***
101.INS	XBRL Instance Document	This filing.

101.SCH	XBRL Taxonomy Extension Schema	This filing.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	This filing

101.DEF	XBRL Taxonomy Extension Definition Linkbase	This filing.

101.LAB	XBRL Taxonomy Extension Label Linkbase	This filing.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	This filing.
_______________________
*	All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed as an exhibit.
**	Identifies each management contract or compensatory plan or arrangement required to be filed as an exhibit, as required by Item 15(a)(3) of Form 10-K.
***	Users of this data are advised that, pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or Annual Report for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Exchange Act of 1934 and otherwise are not subject to liability.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 29th day of January, 2016.

CANNASYS, INC.

Dated: January 29, 2016	By:	/s/ Michael A. Tew
Michael A. Tew
Secretary and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael A. Tew and Brandon C. Jennewine, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1 (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Michael A. Tew
Michael A. Tew	Chief Executive Officer (Principal Executive Officer),	January 29, 2016
Chief Financial Officer (Principal Financial Officer),
Secretary, and Director

/s/ Brandon C. Jennewine
Brandon C. Jennewine	Chairman, Chief Technical Officer, and	January 29, 2016
Chief Operations Officer

/s/ Daniel J. Rogers
Daniel J. Rogers	Director	January 29, 2016

/s/ David H. Wollins
David H. Wollins	Director	February 1, 2016